Execution Copy

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

SHILOH DIE CAST LLC, as Buyer,

AND

ALL OF THE EQUITY OWNERS OF ALBANY-CHICAGO COMPANY LLC, as the Sellers

DATED AS OF DECEMBER 28, 2012

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EXHIBITS

Exhibit A    Calculation of Net Working Capital
Exhibit B    Estimated Purchase Price Calculation
Exhibit C    Closing Statement
Exhibit D    Estimated Closing Balance Sheet
Exhibit E    Allocation of Purchase Price

SCHEDULES

Schedule 1.01            Sellers; Pro Rata Share
Schedule 2.03(c)(ii)        Transaction Expenses
Schedule 2.03(d)        Debt
Schedule 3.01            Subsidiaries; Foreign Qualification
Schedule 3.02            Capitalization
Schedule 3.03            No Conflict; Required Filings and Consents
Schedule 3.05            Undisclosed Liabilities
Schedule 3.06            Compliance; Permits
Schedule 3.07            Absence of Certain Changes or Events
Schedule 3.08            Litigation and Proceedings
Schedule 3.9            Real Property
Schedule 3.10            Material Contracts
Schedule 3.11            Employee Benefit Plans

Schedule 3.12            Title to Assets; Sufficiency of Assets
Schedule 3.13            Compliance with Environmental Laws
Schedule 3.14            Taxes
Schedule 3.15            Insurance
Schedule 3.16            Related Party Transactions
Schedule 3.17            Labor and Employee Matters
Schedule 3.18            Inventory
Schedule 3.19            Brokers
Schedule 3.20            Intellectual Property
Schedule 3.21            Major Customers and Suppliers
Schedule 3.22            Accounts Receivable
Schedule 3.23            Bank Accounts
Schedule 3.24            Accounting Records
Schedule 3.25            Software
Schedule 3.26            Tooling
Schedule 3.27            Warranty
Schedule 3.28            Work In Progress
Schedule 7.06(b)        Customer Tooling Deposits
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MEMBERSHIP INTEREST PURCHASE AGREEMENT
THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (the "Agreement"), dated effective as of December 28, 2012, is by and among Shiloh Die Cast LLC, an Ohio limited liability company ("Buyer"), and Michael W. Altschaefl, Jay S. Jensen, MWA Investments, Inc., Altschaefl 2008 Irrevocable Trust, Mary K. Altschaefl and Michael T. Pepke (each a "Seller" and collectively, "Sellers"). Certain capitalized terms used herein but not otherwise defined shall have the meanings set forth in Section 1.01.
RECITALS
A.    Sellers are the owners (beneficially and of record) of all of the issued and outstanding limited liability company membership interests in Albany-Chicago Company LLC, a Wisconsin limited liability company (the "Company"), in the amounts and percentages set forth on Schedule 1.01 hereto.
B.    The Company is engaged in the business of producing engineered high pressure aluminum die cast and machined parts for the motor vehicle industry (the "Business").
C.    Sellers desire to sell to Buyer and Buyer desires to purchase from Sellers all of the issued and outstanding limited liability company membership interests and/or units of the Company which are owned (beneficially and of record) by Sellers (the "Units"), and whether voting, non-voting or otherwise, on the terms and conditions set forth in this Agreement.
AGREEMENTS
In consideration of the foregoing recitals and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	Defined Terms; Construction.
.Defined Terms. In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

"2013 ZF/Chrysler Sales" has the meaning given such term in Section 7.06.
"Affiliate" shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person; including any partnership or joint venture in which such Person (either alone, or through or together with any other Subsidiaries) has, directly or indirectly, an equity interest of 20% or more. For purposes of this definition, "control" (including the terms "controlled by" and "under common control with") shall mean the possession, directly or indirectly, by contract, or as officer, trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of equity interests or as trustee or executor, by contract or credit arrangement or otherwise.
"Business" has the meaning given such term in Recital B.
"Business Day" shall mean any day other than a day on which banks in Wisconsin are required or authorized to be closed.
"Cash and Cash Equivalents" shall mean the sum of the fair market value of all cash and cash equivalents (including marketable securities, foreign exchange contracts, short term investments, time deposits and cash held in escrow and security deposits) of the Company as of immediately prior to the Closing, plus all deposited but uncleared bank deposits (to the extent not included as a receivable in the calculation of the Final Closing Net Working Capital), and less the face amount of any checks of the Company outstanding as of the Closing (to the extent not included as a payable or accrued liability in the calculation of the Final Closing Net Working Capital), and excluding all customer, vendor or lease deposits.
"CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended.
"Chrysler Equipment" has the meaning given such term in Section 7.06.
"Claim" shall mean any claim (including any product liability, malpractice or errors or omission claim), demand, cause of action, investigation, inquiry, suit, action, notice of violation or legal, administrative, arbitrative or other proceeding.
"Closing" has the meaning given such term in Section 2.02.
"Closing Balance Sheet" has the meaning given such term in Section 2.04(b)(i).
"Closing Date" has the meaning given such term in Section 2.02.
"Closing Statement" has the meaning given such term in Section 2.03(c)(iii).
"Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations, rulings, and forms issued thereunder.
"Company Ancillary Documents" means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Company or the Sellers in connection with the transactions contemplated hereby.
"Company Material Adverse Effect" means any change, event, development or occurrence, individually or with all other changes, events, developments or occurrences, that has or is reasonably likely to (a) have a material adverse effect on the business, assets, results of operations, or financial condition of the Company, taken as a whole, or (b) prevent or materially delay consummation of the purchase and sale contemplated hereby or otherwise prevent the Sellers from performing their obligations under this Agreement in any material respect; provided, however, none of the changes, events, developments or occurrences arising out of, resulting from or attributable to the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: (i) changes in conditions in the United States or the capital or financial markets or the world economy generally and which changes do not have a disproportionately adverse effect on the Company, taken as a whole, and its business relative to its industry peers; (ii) changes in general legal, regulatory, political, economic or business conditions or changes in GAAP that, in each case, do not have a disproportionate impact on the Company, taken as a whole, relative to its industry peers; (iii) acts of God or any hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities (provided that the Company's business is not disproportionately affected as compared to other participants in the same industry); (iv) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings or other measures of financial or operating performance for any period (provided that the exceptions in this clause (iv) are strictly limited to any such failure in and of itself and shall not prevent or otherwise affect a determination that any fact, circumstance, development, condition, event, change, effect or occurrence underlying such failure otherwise has resulted in, or contributed to, a Company Material Adverse Effect); and (v) the announcement, execution, performance or consummation of this Agreement or the transactions contemplated by this Agreement.
"Contract" shall mean any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, license, contract, commitment, undertaking, obligation, or other instrument or agreement or any other legally binding obligation of a Person.
"Damages" means any damage, loss, Liability, assessment, levy, fine, charge, Claim, demand, action, suit, proceeding, payment, judgment, settlement, penalty, cost or expense, including reasonable expenses of investigation and reasonable and documented attorneys' fees and expenses in connection therewith.
"Debt" shall mean the aggregate amount of all funded indebtedness of the Company, including lines of credit, term notes, equipment loans, senior, secured, subordinate, or unsecured loans, and/or notes, current and long-term portions of bank debt, deferred compensation, retention and/or change-of-control bonus obligations (to the extent not paid prior to Closing), swap agreements (including all breakage charges related thereto), mortgages, Affiliate loans, all guarantees of other Persons, member loans and other related party obligations, capital lease payments, and any other secured or unsecured indebtedness, and all prepayment penalties related thereto. "Debt" includes any and all amounts necessary to retire such indebtedness, including principal or scheduled payments, accrued interest or finance charges, breakage fees, and other fees, penalties or payments necessary to retire the indebtedness at Closing, but does not include any liabilities to the extent included in the calculation of the Final Closing Net Working Capital.
"Disclosure Schedule" has the meaning given such term in Section 11.01.
"Effective Time" has the meaning given such term in Section 2.02.
"Employee Benefit Plan" shall mean any Pension Plan, Welfare Plan or Fringe Benefit Plan, whether written or oral and whether qualified or non-qualified.
"Employment Laws" means all Laws in effect at or prior to Closing relating to employees and independent contractors, and their employment, or rendition of services, including but not limited to health, labor, labor/management relations, occupational health and safety, pay equity, equal opportunity, discrimination, immigration, employment standards, benefits, workers' compensation, wages, hours, collective bargaining and the payment of social security and similar Taxes.
"Encumbrance" shall mean any Claim, condition, equitable interest, lien, security interest, option, right of first refusal, restrictions, easement, mortgage, charge, indenture, deed of trust, right of way, restriction on the use of real property, encroachment, security agreement or any other encumbrance on the use of real or personal property.
"Environmental Claims" means any complaint, summons, citation, notice, directive, Order, ruling, Claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Authority or any third party involving actual, potential or alleged violations of or Liability under Environmental Laws or Releases of Hazardous Materials or Hazardous Substances, and any information request from a Governmental Authority issued pursuant to any Environmental Law.
"Environmental Laws" shall mean all applicable federal, state and local laws, rules, regulations, codes and ordinances, and binding determinations, orders, permits, licenses, injunctions, writs, decrees or rulings of any Governmental Authority, relative to or that govern or purport to govern air quality, soil quality, water quality, sub-slab and indoor contaminant air vapors, wetlands, natural resources, solid waste, hazardous waste, hazardous or toxic substances, pollution or the protection of employee health and safety, public health, human health or the environment, including, but not limited to, CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. § 1801), the Federal Water Pollution Control Act (33 U.S.C. § 1251, et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.) ("RCRA"), the Clean Air Act (42 U.S.C. § 7401, et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601, et seq.), any rule or regulation promulgated by the United States Occupational Safety and Health Administration, the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136, et seq.), and any similar state, local, federal or foreign law, as each of these laws have been amended from time to time and any analogous or related statutes and regulations.
"Environmental Permit" means any permit, registration, certificate, certification, license, authorization, consent or approval of any Governmental Authority required or issued under any Environmental Law.
"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations, and forms promulgated thereunder.
"ERISA Affiliate" shall mean any entity (whether or not incorporated) which is or was, together with the Company, treated as a single employer under Section 414(b), (c), (m), or (o) of the Code.
"Estimated Cash Amount" has the meaning given such term in Section 2.03(a).
"Estimated Closing Balance Sheet" has the meaning given such term in Section 2.04(a).
"Estimated Closing Net Working Capital" has the meaning given such term in Section 2.04(a).
"Estimated Debt Amount" has the meaning given such term in Section 2.04(a).
"Estimated Negative Net Working Capital Adjustment Amount" has the meaning given such term in Section 2.04(a).

"Estimated Positive Net Working Capital Adjustment Amount" has the meaning given such term in Section 2.04(a).
"Final Cash Amount" has the meaning given such term in Section 2.04(b)(i).
"Final Debt Amount" has the meaning given such term in Section 2.04(b)(i).
"Final Closing Net Working Capital" has the meaning given such term in Section 2.04(b)(i).
"Fringe Benefit Plans" shall mean any fringe benefit plan under Code Sections 125, 127, 129, 132, or 137 and any bonus, incentive compensation, deferred compensation, restricted stock, other stock-based incentive, salary continuation, bonus plan, employment-related change in control benefit, and any other payment or benefit which is not within the meaning of a Pension Plan or Welfare Plan. The term "Fringe Benefit Plan" shall also include any terminated fringe benefit plan previously maintained, sponsored or contributed to by the Company or any ERISA Affiliate which, as of the date of this Agreement, has not distributed all of its assets or satisfied all of its Liabilities.
"GAAP" shall mean generally accepted accounting principles in the United States of America as in effect on the Closing Date.
"Governmental Authority" shall mean any federal, state, county, municipal, foreign, international or other governmental department, commission, board, court, bureau, agency or instrumentality, or any arbitration panel or alternative dispute resolution body, including any authority related to the transfer and sale of the Units or securities.
"Hazardous Material" means any wastes, substances, Hazardous Substance, radiation, or materials (whether solids, liquids or gases): (a) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic; (b) which are or become defined as "pollutants," "contaminants," "hazardous materials," "hazardous wastes," "hazardous substances," "toxic substances," "radioactive materials," "solid wastes," or other similar designations in, or otherwise subject to regulation under, any Environmental Laws; (c) the presence of which on the Real Property (or real property previously leased or owned by the Company) causes or threaten to cause a nuisance pursuant to applicable statutory or common law upon the Real Property (or real property previously leased or owned by the Company), or to adjacent properties; (d) which contain, without limitation, polychlorinated biphenyls (PCBs), mold, methyl-tertiary butyl ether (MTBE), asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including crude oil or any fraction thereof); or (e) which pose a hazard to human health, safety, natural resources, employees or the environment.
"Hazardous Substance" shall mean hazardous substances as that term is defined in CERCLA, solid waste, hazardous waste and any other individual, class or mixture of pollutants, contaminants, toxins, chemicals, petroleum products, solvents, substances, wastes or materials in their solid, liquid or gaseous phase, defined, listed, designated, regulated, classified or identified as such under any Environmental Law.
"Intellectual Property" shall mean all of the rights arising from or in respect of the following: (a) patents and all applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations in part thereof; (b) trademarks, service marks, trade names, brand names, logos, common law trademarks, Internet domain names, web sites, URLs and goodwill associated therewith; (c) copyrights; (d) all trade secrets, disclosures, manufacturing processes, test and qualification processes, designs, drawings, schematics, proprietary information, know-how, inventions (whether patentable or not), technology, technical data and customer lists, proprietary processes, information or formulas, formulas, know-

how, confidential information, computer software programs and applications, including any proprietary CAD software, all industrial designs, tangible and intangible proprietary information or materials; and (e) all applications filed, applications to be filed, and registrations relating to any of the foregoing clauses (a)-(d) above.
"IRS" shall mean the United States Internal Revenue Service.
"Knowledge" shall mean, with respect to the Company and/or the Sellers, (a) the actual knowledge of a particular fact or other matter of any of the following individuals, or (b) the knowledge that any of the following individuals would obtain after conducting a reasonable investigation into such matter: Michael W. Altschaefl, Peter Floryance, Harold Gerber, Curt Pape or Jesse Mauer. Notwithstanding the foregoing, with respect to the foregoing clause (b), no information will be imputed to Curt Pape or Jesse Mauer outside of such individual's area of responsibility within the Company.
"Laws" shall mean all laws, statutes, ordinances, Orders, codes, rules, regulations, judgments, decrees and orders of Governmental Authorities, including all Environmental Laws.
"Liability" or "Liabilities" means any and all debts, liabilities, indebtedness, commitments, obligations, expenses, penalties, fees, charges, duties or responsibilities of any kind and description, whether absolute or contingent, accrued or fixed, monetary or non-monetary, direct or indirect, known or unknown, disputed or undisputed, or matured or unmatured, or of any other nature.
"Licenses" means all notifications, licenses, permits (including but not limited to Environmental Permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Authority, and applications therefor.
"Litigation" means any litigation, legal action, arbitration, mediation, administrative or judicial proceeding, demand, Claim or investigation pending, or to the Knowledge of the Company and the Sellers, Threatened against, affecting or brought by or against the Company or any of the Company's assets, properties, the Business, present or former officers, directors, managers, employees or independent contractors in any jurisdiction, foreign or domestic.
"Losses" shall mean, net of insurance proceeds received related to the relevant Claim, any cost, loss, Liability, obligation, Claim, cause of action, damage, deficiency, expense (including costs of investigation and defense and reasonable attorneys' fees and expenses), fine, penalty, judgment, award or assessment.
"Net Working Capital" shall mean, as of a specified date and calculated as set forth on Exhibit A in accordance with GAAP consistently applied by the Company prior to the Closing: (i) the sum of the dollar amounts of the following current asset accounts of the Company on a consolidated basis: accounts receivable, inventories, other agreed to current assets and prepaid expenses, less (ii) the sum of the dollar amounts of the following current liability accounts of the Company on a consolidated basis: accounts payable, accrued expenses and the current portion of other agreed to deferred liabilities. In no event will Net Working Capital include any portion of any Debt, Transaction Expenses (or any "prepaid" or other asset created as the result of the payment of a Transaction Expense) or any Cash and Cash Equivalents.
"Net Working Capital Target" shall mean $5,896,586.
"Order" means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Authority, arbitrator, or mediator.

"Ordinary Course" means the ordinary course of business of the Company consistent with past practice of the Company.
"Organizational Documents" shall mean: (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (iv) the limited liability partnership agreement and the certificate or articles of limited liability partnership of a limited liability partnership; (v) the operating agreement or limited liability company agreement and the articles of organization or certificate of formation of a limited liability company; (vi) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (vii) any amendment to any of the foregoing.
"Party" or "Parties" means Buyer and/or Sellers, as the case may be.
"Pension Plan" shall mean each "employee pension benefit plan" as defined in Section 3(2) of ERISA. The term "Pension Plan" includes an "employee pension benefit plan" which is subject to an exemption under ERISA. The term "Pension Plan" shall also include any terminated "employee pension benefit plan" previously maintained, sponsored, or contributed to by the Company or an ERISA Affiliate which, as of the date hereof, has not distributed all of its assets in full satisfaction of accrued benefits or satisfied all of its Liabilities.
"Permitted Encumbrances" shall mean (i) liens created by or resulting from the actions of Buyer or its Affiliates, (ii) statutory and contractual landlord liens incurred in the ordinary course of business for sums [a] not yet due and payable or [b] being contested in good faith, (iii) pledges or deposits made to secure the Company's payment of worker's compensation, unemployment insurance or other forms of governmental insurance or benefits or to participate in any fund in connection with worker's compensation or unemployment insurance, in each case incurred in the ordinary course of business consistent with past practice, (iv) liens for Taxes not yet due and payable, (v) liens arising from municipal and zoning ordinances and easements for public utilities, none of which interfere with the conduct of the Company's business as currently conducted or adversely affect the marketability of the Company's assets, (vi) statutory mechanic's liens and materialmen's liens for services or materials and similar statutory liens for amounts not due and payable incident to construction and maintenance of real property and (vii) such other imperfections in title, charges, easements, restrictions, encumbrances and matters revealed by a public plat of survey which do not, individually or in the aggregate, materially detract from the value of or materially interfere with the present use of any Real Property subject thereto or affected thereby or otherwise materially impair the Company operations involving such properties.
"Person" shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority (or any department, agency or political subdivision thereof).
"Pro Rata Share" means the percentage ownership of each Seller in the Company under the heading "Pro Rata Share" on Schedule 1.01.
"Real Property" has the meaning given such term in Section 3.09.
"Release" means the presence, release, spill, emission, leaking, pulping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, and any exposure to Hazardous Materials or Hazardous Substances.

"Software" means all computer software programs, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human-readable form, and includes all Company proprietary software.
"Subsidiary" shall mean with respect to any Person, (i) any corporation at least a majority of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more of its subsidiaries, or by such Person and one or more of its subsidiaries, (ii) any general partnership, joint venture, limited liability company, statutory trust, or other entity, at least a majority of the outstanding partnership, membership, or other similar equity interests of which shall at the time be owned by such Person, or by one or more of its subsidiaries, or by such Person and one or more of its subsidiaries, and (iii) any limited partnership of which such Person or any of its subsidiaries is a general partner. For the purposes of this definition, "voting stock" means shares, interests, participations, or other equivalents in the equity interest (however designated) in such Person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such Person, other than shares, interests, participations, or other equivalents having such power only by reason of the occurrence of a contingency.
"Tax" or "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, intangibles, commercial activity, single business, value added, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, net worth, payroll, franchise, transfer and recording taxes, fees and charges, customs, duties, tariffs, imposed by the IRS, any Governmental Authority, or any other taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts imposed by the IRS or any other taxing authority attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.
"Tax Returns" shall mean any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, the IRS or any other taxing authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.
"Threatened" shall mean that a demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing) that would lead a reasonable Person to conclude that such a Claim is likely to be asserted.
"Transaction Expenses" shall mean any Liability or obligation of the Company (and/or the Sellers), arising in connection with this Agreement or the transactions contemplated by this Agreement, including (i) any investment banking fees, financial advisory fees, brokerage fees, commissions, finder's fees, attorneys' fees and expenses, appraisal fees and expenses, accountants' fees and expenses or similar fees, (ii) to the extent not included in the definition of "Debt", any amounts related to any obligation of the Company to pay any Person consideration in connection with the closing of the transactions contemplated by this Agreement, whether under any incentive compensation plan, equity appreciation rights plan or agreement, employment agreement, deferred compensation plan or agreement, supplemental executive compensation agreement, phantom equity plan or agreement, sale, "stay-around," "change-in-control," retention, or similar bonuses or payments to current or former directors, officers, employees and consultants or any other similar arrangement and (iii) any employment and related Taxes imposed on the Company in connection with the payment of any of the obligations pursuant to clause (ii) of the foregoing items.

"Units" has the meaning given such term in Recital C.
"Welfare Plan" shall mean each "employee welfare plan" as defined in ERISA Section 3(1), including medical reimbursement benefits provided under a Fringe Benefit Plan subject to Code Section 125 and health reimbursement arrangements. The term "Welfare Plan" includes an "employee welfare plan" which is subject to an exemption under ERISA. The term "Welfare Plan" shall include any terminated "employee welfare plan" previously maintained, sponsored, or contributed to by the Company or any ERISA Affiliate which, as of the date hereof, has not distributed all of its assets or satisfied all of its Liabilities.
.Interpretation. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Unless the context otherwise requires, as used in this Agreement: (a) an accounting term not otherwise defined herein has the meaning ascribed to it in accordance with GAAP as in effect on the Closing Date; (b) "or" is not exclusive; (c) "including" and its variants mean "including, without limitation" and its variants; (d) words defined in the singular have the parallel meaning in the plural and vice versa; (e) references to "written" or "in writing" include in electronic form; (f) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement, including the Schedules hereto; (g) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (h) the word "will" shall be construed to have the same meaning and effect as the word "shall;" (i) references to "dollars" or "$" in this Agreement shall mean United States dollars; (j) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (k) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, contract rights and real and personal property; (l) except as provided herein, reference to a particular statute, regulation or Law means such statute, regulation or Law as amended or otherwise modified from time to time prior to the date hereof (or, if the Closing occurs, prior to the Closing Date); and (m) all Sections, Articles, Schedules and Exhibits referred to herein are, respectively, Sections and Articles of, and Schedules and Exhibits to, this Agreement.
2.Purchase and Sale.
.Purchase and Sale. Subject to the terms and conditions of this Agreement, on the Closing Date, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, all of the Units, free and clear of all Encumbrances.
.Closing. The closing (the "Closing") of the purchase and sale of the Units contemplated herein and the other transactions contemplated by this Agreement shall take place at the offices of Reinhart Boerner Van Deuren s.c., 1000 North Water Street, Suite 1700, Milwaukee, Wisconsin 53202, or remotely by mail, telecopier, e-mail and/or wire transfer, in each case to the extent acceptable to the parties hereto, on the date hereof (the "Closing Date"). The Closing shall be effective as of 11:59 p.m. (Central Time) on the Closing Date (the "Effective Time").
.Purchase Price.
(a)Amount. The aggregate amount to be paid by Buyer with respect to all of the issued and outstanding Units shall equal (such amount, the "Purchase Price") Fifty Five Million Dollars ($55,000,000), plus (i) the Cash and Cash Equivalents on hand immediately prior to Closing (the "Estimated Cash Amount"), minus (ii) the Debt amount which is outstanding immediately prior to Closing (the "Estimated Debt Amount"), plus or minus (iii) the amount by which the Net Working Capital immediately prior to Closing is greater or lesser than the Net Working Capital Target. The Purchase Price is subject to further adjustment pursuant to Section 2.04.

(b)Estimated Purchase Price at Closing. The aggregate amount to be paid by Buyer at Closing shall represent an estimate of the Purchase Price calculated as follows in accordance with Section 2.04(a): Fifty Five Million Dollars ($55,000,000), plus (i) the Estimated Cash Amount on hand immediately prior to the Closing, minus (ii) the Estimated Debt Amount which is outstanding immediately prior to the Closing, plus (iii) the Estimated Positive Net Working Capital Adjustment Amount, if any, minus (iv) the Estimated Negative Net Working Capital Adjustment Amount, if any (such amount, the "Estimated Purchase Price"). The Estimated Purchase Price is subject to adjustment after the Closing pursuant to the provisions of Section 2.04. The calculation of the Estimated Purchase Price prepared by the Company is attached hereto as Exhibit B, and represents the Company's good faith estimate of the Estimated Purchase Price based on the most recently available information concerning the amount of the Cash and Cash Equivalents, Debt and Net Working Capital projected to exist immediately prior to the Closing. To the extent not delivered prior to the Closing Date, at the Closing as provided in Section 2.03(d), the Sellers shall deliver to Buyer payoff letters, in a form reasonably satisfactory to Buyer, from (i) each holder of Debt that is secured by Encumbrances on assets of the Company, and (ii) each such other holder of Debt.
(c)Closing Payments.
(i)At Closing, Buyer shall deposit an aggregate amount equal to $3,000,000 (the "Escrow Amount"), by wire transfer of immediately available funds, in an escrow account (the "Escrow Account") established with The PrivateBank and Trust Company (the "Escrow Agent") pursuant to the terms and conditions set forth in an escrow agreement among the Buyer, the Sellers and the Escrow Agent to be executed concurrently herewith (the "Escrow Agreement").
(ii)At Closing, an aggregate amount equal to all Transaction Expenses (to the extent not previously paid) shall be paid to the Persons providing services which generated the Transaction Expenses. By way of clarification, the Sellers shall be responsible for any and all unpaid Transaction Expenses which shall be payable out of the proceeds due the Sellers at Closing. Schedule 2.03(c)(ii) sets forth the identity of the each third party payee in connection with all Transaction Expenses, identifying the amount necessary to satisfy in full the Company's obligation for such Transaction Expenses and the wire transfer instructions for payment of such Transaction Expenses. At Closing, Buyer shall pay the Transaction Expenses in accordance with the Closing Statement and the payment instructions of such third parties.
(iii)At Closing, Buyer shall pay Sellers the aggregate remaining amount of the Estimated Purchase Price, after subtraction of the amounts remitted and/or applied in accordance with Section 2.03(c)(i) and (ii) above in cash (the "Closing Cash Payment") by wire transfer of immediately available funds to the accounts designed by Sellers to Buyer in writing in accordance with the funds flow and closing statement shown on the attached Exhibit C (the "Closing Statement"). The Closing Cash Payment shall be allocated among the Sellers as shown on the Closing Statement.
(d)Debt. Set forth on Schedule 2.03(d) is a list identifying each item of Debt, including the name of the payee and all amounts owed to such payee as of the date hereof (which final payoff amounts shall be reflected on the Closing Statement). Buyer shall pay such items of the Debt at Closing in accordance with the Closing Statement and the payment instructions in the payoff letters for such items of Debt delivered by the Company to Buyer.
.Purchase Price Adjustment. The Purchase Price shall be adjusted as follows:
(a)Estimates at Closing. Attached as Exhibit D is (i) an estimated Closing balance sheet for the Company prepared by the Company setting forth the book value of the Company's consolidated assets and liabilities as of immediately prior to the Closing, without taking into account any of the transactions occurring as part of the Closing (the "Estimated Closing Balance Sheet"), (ii) a calculation of the estimated Net Working Capital as of immediately prior to the Closing, without taking into account any of the transactions occurring as part of the Closing (the "Estimated Closing Net Working Capital"), (iii) the estimated amount of Cash and Cash Equivalents as of immediately prior to the Closing, without taking into account any of the transactions occurring as part of the Closing (the "Estimated Cash Amount"), and (iv) the estimated amount of Debt as of immediately prior to the Closing, without taking into account any of the transactions occurring as part of the Closing (the "Estimated Debt Amount"), in each case prepared in accordance with GAAP consistently applied by the Company and, with respect to the Estimated Closing Net Working Capital, in a manner consistent with the determination of the Net Working Capital Target.
If the Estimated Closing Net Working Capital is less than the Net Working Capital Target, then the Purchase Price to be paid at Closing shall be reduced by the amount of the deficiency (such deficiency is referred to as the "Estimated Negative Net Working Capital Adjustment Amount"). If the Estimated Closing Net Working Capital is greater than the Net Working Capital Target, then such excess shall be paid to Sellers at Closing (such increase is referred to as the "Estimated Positive Net Working Capital Adjustment Amount").
(b)Post-Closing Confirmation of Purchase Price.
(i)As soon as practicable after the Closing Date, but in any event within sixty (60) calendar days following the Closing Date, Buyer shall prepare and deliver to the Seller Representative a closing balance sheet for the Company setting forth the book value of the Company's assets and liabilities as of immediately prior to the Closing, without taking into account any of the transactions occurring as part of the Closing (the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared in accordance with GAAP, as consistently applied by the Company and in a manner consistent with the preparation of the Estimated Closing Balance Sheet. Buyer shall also prepare a calculation of the Net Working Capital as of immediately prior to the Closing, without taking into account any of the transactions occurring as part of the Closing (the "Final Closing Net Working Capital"), the amount of Cash and Cash Equivalents as of immediately prior to Closing, without taking into account any of the transactions occurring as part of the Closing, including the Transaction Expenses (the "Final Cash Amount"), and the amount of Debt as of immediately prior to Closing, without taking into account any of the transactions occurring as part of the Closing (the "Final Debt Amount"), which in each case shall be prepared in accordance with GAAP consistently applied by the Company and, with respect to the Final Closing Net Working Capital, in a manner consistent with the determination of the Net Working Capital Target and the Estimated Closing Net Working Capital, and with respect to the Final Cash Amount and the Final Debt Amount, in a manner consistent with the determination of the Estimated Cash Amount and the Estimated Debt Amount. If the Seller Representative disputes the Closing Balance Sheet, the Final Closing Net Working Capital, the Final Cash Amount and/or the Final Debt Amount determined by Buyer, then the Seller Representative shall deliver to Buyer a written statement (the "Dispute Notice") describing with reasonable detail the basis for any such dispute within thirty (30) calendar days after receiving the Closing Balance Sheet and calculation of the Final Closing Net Working Capital, Final Cash Amount and Final Debt Amount. If the Seller Representative does not deliver the Dispute Notice to Buyer within such thirty (30) calendar day time period, then the determination of the Final Closing Net Working Capital, Final Cash Amount and Final Debt Amount shall be deemed final and accepted by the Seller Representative. Buyer and the Seller Representative will use reasonable efforts to resolve any such dispute themselves. If such dispute is not finally resolved within thirty (30) calendar days after Buyer's receipt of the Dispute Notice, either Buyer or the Seller Representative may promptly thereafter cause BDO USA, LLP or another mutually acceptable third party accounting firm (the "Arbitrating Accountant") to promptly review this Agreement and the disputed items or amounts in determining the Final Closing Net Working Capital, Final Cash Amount and/or Final Debt Amount. Within thirty (30) calendar days after submission to the Arbitrating Accountant for resolution, Buyer and the Seller Representative shall each indicate in writing their position on each disputed matter and each such Party's determination of the amount of the Final Closing Net Working Capital, Final Cash Amount and/or Final Debt Amount. The Arbitrating Accountant shall make a written determination on each disputed matter no later than sixty (60) calendar days after submission to the Arbitrating Accountant for resolution and such determination will be conclusive and binding upon Buyer and the Sellers and Seller Representative with respect to that disputed matter. The proposed Closing Balance Sheet and the Final Closing Net Working Capital, Final Cash Amount and/or Final Debt Amount will be revised as appropriate to reflect the resolution of any such Claims pursuant to this

Section 2.04(b)(i). The fees and expenses of the Arbitrating Accountant incurred in the resolution of such dispute shall be borne by the Buyer and the Seller Representative (on behalf of Sellers) in such proportion as is appropriate to reflect the relative benefits received by the Buyer and the Sellers from the resolution of the dispute, which proportionate allocation shall be determined by the Arbitrating Accountant at the time the determination of the Arbitrating Accountant is rendered on the merits. For example, if the Seller Representative challenges the calculation of the Final Closing Net Working Capital on the Closing Balance Sheet by an amount of $100,000, but the Arbitrating Accountant determines that the Seller Representative has a valid Claim for only $40,000 (i.e., the Seller Representative prevails as to 40% of its Claim), then Buyer shall bear 40% of the fees and expenses of the Arbitrating Accountant and the Seller Representative (on behalf of Sellers) shall bear the other 60% of such fees and expenses. Without limiting the foregoing, each of Buyer and Sellers will indemnify and hold each other harmless from the other party's failure to pay its portion of the fees and expenses of the Arbitrating Accountant.
(ii)Buyer will provide the Seller Representative access to materials used in the preparation of the Closing Balance Sheet and the calculation of the Final Closing Net Working Capital, Final Cash Amount and Final Debt Amount, and shall make its (and the Company's) financial staff and advisors available to the Seller Representative and his accountants and other representatives and to the Arbitrating Accountant at any reasonable time during [a] the review by the Seller Representative of the Closing Balance Sheet and the calculation of the Final Closing Net Working Capital, Final Cash Amount and Final Debt Amount and [b] the resolution by Buyer and the Seller Representative and/or the Arbitrating Accountant of any objections thereto.
(iii)The Purchase Price will be adjusted if the Final Closing Net Working Capital as finally determined under this Section 2.04(b) is less than or greater than the Estimated Closing Net Working Capital. If the Final Closing Net Working Capital is less than the Estimated Closing Net Working Capital, then the Purchase Price will be decreased on a dollar-for-dollar basis by the entire amount of the difference (the "Final Negative Net Working Capital Adjustment"). If the Final Closing Net Working Capital is greater than the Estimated Closing Net Working Capital, then the Purchase Price will be increased on a dollar-for-dollar basis by the entire amount of the excess (the "Final Positive Net Working Capital Adjustment"). Additionally, the Purchase Price shall be adjusted [a] upward by [i] the amount by which the Final Cash Amount is greater than the Estimated Cash Amount and [ii] the amount by which the Final Debt Amount is less than the Estimated Debt Amount and [b] downward by [i] the amount by which the Final Cash Amount is less than the Estimated Cash Amount and [ii] the amount by which the Final Debt Amount is greater than the Estimated Debt Amount. The aggregate net amount of such adjustment for the Cash and Cash Equivalents and Debt as of the Closing, upwards or downwards, as the case may be, is referred to herein as the "Final Cash/Debt Adjustment".
(iv)The Final Negative Net Working Capital Adjustment or Final Positive Net Working Capital Adjustment, as applicable, shall be netted with the Final Cash/Debt Adjustment amount and in the event such netting results in a reduction to the Purchase Price (such amount, the "Final Deficiency"), then the Sellers shall pay to the Buyer the amount of the Final Deficiency no later than five (5) Business Days after the final determination of the Closing Balance Sheet in accordance with this Section 2.04(b).
In the event the netting of the Final Negative Net Working Capital Adjustment or Final Positive Net Working Capital Adjustment, as applicable, with the Final Cash/Debt Adjustment amount results in an increase to the Purchase Price (such amount, the "Final Excess"), then Buyer shall pay to Sellers the entire amount of the Final Excess by wire transfer of immediately available funds to the accounts designated by Sellers in accordance with Section 2.03(c)(iii) and the Closing Statement, no later than five (5) Business Days after the final determination of the Closing Balance Sheet in accordance with this Section 2.04(b).

3.
Representations and Warranties Regarding the Company and the Sellers. Except as set forth in the applicable Schedule of the Disclosure Schedule, Sellers jointly and severally represent and warrant (except for Michael T. Pepke, who severally represents and warrants) to Buyer that as of the date hereof:
.Organization, Qualification and Authorization.
(a)The Company. The Company is a limited liability company duly organized and validly existing under the Laws of the State of Wisconsin. The Company has all requisite limited liability company power and authority to own, operate and lease its properties, to carry on its business, including the Business, as and where it is currently being conducted, to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by the Company pursuant hereto, including as applicable Company Ancillary Agreements, and to carry out the transactions contemplated hereby and thereby.
(b)Company Subsidiaries. Except as set forth on Schedule 3.01(b), the Company has no Subsidiaries and the Company has never had since its formation on April 16, 2008 any Subsidiaries. The Company does not, and never has since its formation on April 16, 2008, directly or indirectly, owned any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other Person.
(c)Qualification. The Company is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that have not had and would not reasonably be expected to have a Company Material Adverse Effect. A list of the jurisdictions in which the Company is qualified to conduct business is set forth in Schedule 3.01(c).
(d)Organizational Documents. The Company has furnished or made available to Buyer complete and correct copies of its Organizational Documents, as amended or restated, as applicable, and such Organizational Documents are in full force and effect, except for the operating agreement of the Company which has been terminated as of the Closing Date by the unanimous written consent of all of the members and Sellers.
(e)Authorization of Company. The Company has all necessary power and authority to execute and deliver any and all Company Ancillary Documents hereunder and to which it is a party and to perform its obligations thereunder and to consummate this Agreement and the transactions contemplated thereby. The execution, delivery and performance by the Company of the Company Ancillary Documents to which it is a party and the consummation of this Agreement and the transactions contemplated thereby have been duly authorized and approved by all of the Company's members and managers in accordance with the Company Organizational Documents and all Laws. When each of the Company Ancillary Documents to which the Company is a party has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery thereof by the other parties thereto, each such Company Ancillary Document will constitute the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (a) may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to enforcement of creditors' rights generally, and (b) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).
.Capitalization. Sellers are the only members of the Company. The Units consist of 375 voting units and 34,211.4 non-voting investment units. The Units are not certificated and comprise all of the issued and outstanding membership interests in the Company (no matter how classified). The Units were duly authorized and validly issued, are fully paid and nonassessable and are owned (beneficially and of record) by Sellers in the amounts listed on Schedule 1.01. All of the Units have been issued in compliance with applicable Laws and the Organizational Documents of the Company, including all federal and state securities and/or blue sky laws. There are no other ownership interests, phantom ownership plans or rights, profits interests or any other type of equity interests or rights in the Company authorized or outstanding other than the Units. Except as set forth on Schedule 3.02, there are no proxies, options, Contracts, voting agreements, voting trusts, warrants, restricted equity, equity appreciation rights, subscriptions, puts, calls, exchange rights or other rights, agreements, arrangements, or commitments of any character relating to the issued or unissued equity interests of the Company or obligating the Company to issue, deliver, vote, transfer or sell any equity interests in, the Company. There are no Contracts, obligations, contingent or otherwise, of the Company to repurchase, redeem, or otherwise acquire any equity interests of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution, or otherwise) in any other entity.
.No Conflict; Required Filings and Consents. Except as set forth on Schedule 3.03, neither the execution and delivery of this Agreement or any Company Ancillary Agreements, nor the consummation by the Sellers of the transactions contemplated hereby (a) will violate any Law (including by failing to obtain any required consent or approval or make any filing under federal or state securities and/or blue sky laws) or any Order, writ, injunction, judgment, plan, stipulation or decree of any Governmental Authority, in each case applicable to the Company or by which its properties assets or the Business are bound or affected, (b) will require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority, except for those consents, approvals, authorizations, permits, filings or notifications, the failure to be made or obtained would not have a Company Material Adverse Effect, or (c) will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of or require consent under, any term or provision (i) of the Organizational Documents of the Company or (ii) of any Material Contract.
.Financial Statements. The Sellers have delivered or made available to Buyer copies of the following financial statements prepared by the Company, including in each case, if applicable, all notes thereto (the "Financial Statements"): Audited balance sheets of the Company as of October 31, 2012 (the "Balance Sheet") and October 31, 2011 (October 31, 2012 being referred to herein as the "Balance Sheet Date") and the related audited statements of income, members' equity and cash flows of the Company for each of the Company's fiscal years then ended.
The Financial Statements have been prepared from the books and records of the Company in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly present in all material respects the financial condition of the Company as of such dates and the results of its operations and cash flows for the periods specified. Since the Balance Sheet Date there has been no change in the accounting methods and practices used by the Company.
.Absence of Undisclosed Liabilities. Except as set forth in Schedule 3.05, the Company has no Liability, except (a) as fully reflected or disclosed or as specifically reserved against on the Balance Sheet; (b) Liabilities incurred in the Ordinary Course after the Balance Sheet Date, consistent with the Company's prior practice, including Liabilities related to Contracts entered into by or binding on the Company; and (c) Liabilities not required to be disclosed or reflected on financial statements prepared in accordance with GAAP.
.Compliance; Permits.
(a)Compliance. Except as set forth on Schedule 3.06(a), the Company, the operation of its business, including the Business, and its use and ownership of its assets and properties, including the Real Property, are in compliance with all applicable Licenses, Laws and Orders, except to the extent that such noncompliance would not collectively have a Company Material Adverse Effect. Except as set forth on Schedule 3.06(a), the Company has not since its formation on April 16, 2008 received any written notice or, to the Company's and the Sellers' Knowledge, any oral notice, from any Governmental Authority or other Person with respect to the operation of its business, including the Business, or the ownership or use of any of its assets or properties claiming any violation or alleged violation of any License, Law or Order with which the Company has not yet remedied.
(b)Permits. The Company has all Licenses, Environmental Permits, permits, approvals, registrations, certifications, consents and listings (collectively, the "Permits") of all Governmental Authorities and of all certification organizations required, and all exemptions from requirements to obtain or apply for any of the foregoing, for the conduct of its operations, and its business, including the Business, as presently conducted and the operation of the Real Property as presently operated. All such Permits are set forth on

Schedule 3.06(b) and are in full force and effect on the date hereof and will continue as such after the Closing Date. The Company is in compliance with all such Permits, except to the extent that such noncompliance would not collectively have a Company Material Adverse Effect.
.Absence of Certain Changes or Events. Except as specifically contemplated by this Agreement and as set forth on Schedule 3.07, since the Balance Sheet Date, the Company has conducted its business and operations including the Business only in the Ordinary Course and in a manner consistent with past practice and there have been no events, developments or occurrences that, individually or in the aggregate, have resulted, or would reasonably be expected to result, in a Company Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 3.07, since the Balance Sheet Date, the Company has not:
(a)incurred, assumed or guaranteed, any indebtedness for borrowed money (whether directly or by way of guarantee or otherwise), or entered into any Contract outside the Ordinary Course;
(b)issued, sold, distributed or disposed of any equity interests, notes or other securities or committed itself to do so;
(c)placed or permitted any Encumbrance, other than a Permitted Encumbrance, on any of its assets, tangible or intangible;
(d)suffered any material loss, damage or destruction, whether covered by insurance or not, relating to or affecting the business, assets or Liabilities of Company;
(e)terminated, amended or instituted any employment contract, bonus plan, option plan, incentive plan, profit sharing plan, pension plan, retirement plan, deferred compensation or other similar arrangement or plan;
(f)changed its credit policies or practices, or accelerated, the collection of receivables whether by offering discounts or incentives or otherwise outside of the Ordinary Course, or delayed, the payment of payables or other accruals outside of the Ordinary Course;
(g)entered into any merger, consolidation, recapitalization or other business combination or reorganization (except with respect to the transactions contemplated herein);
(h)amended its Organizational Documents except as contemplated herein;
(i)outside the Ordinary Course, declared, set aside or paid any dividends or made any other distributions of any kind to its members or holders of equity interest or made any direct or indirect redemption, retirement, purchase or other acquisition of any Units or other equity interest;
(j)changed any of its accounting or tax methods, policies, practices or principals, changed its reserve policies, changed any depreciation or amortization policy or previously adopted rates or outside the Ordinary Course;
(k)changed any working capital practice, including accelerated any collections of cash or deferred or delayed payments or failed to make timely accruals with respect to accounts payable and Liabilities incurred in Ordinary Course;
(l)settled or compromised any Litigation or had any union organization activity;
(m)paid, discharged or satisfied any Liability or lien other than (i) Debt as it matures and becomes due and payable or (ii) in the Ordinary Course;
(n)incurred any Taxes other than in the Ordinary Course;
(o)outside the Ordinary Course, compromised or settled any issues relating to Taxes of the Company;
(p)made any loans to any Sellers, members or officers;
(q)made any changes in any of its sales practices or credit terms, except in the Ordinary Course; or
(r)entered into any Contract, agreement or commitment (whether written or oral) to do any of the foregoing.
.Litigation and Proceedings. Except as described on Schedule 3.08, there is no Claim pending or, to the Company's or Sellers' Knowledge, Threatened against the Company or affecting its operations or business, including the Business, and there is no investigation pending or, to the Company's or Sellers' Knowledge, Threatened against the Company or the Sellers with respect to any charge concerning violation of any Permit, Law, Order or administrative regulation, whether federal, local, state or foreign, relating to the Company, its assets, properties, operations, or its business, including the Business.
.Real Property. Schedule 3.09 sets forth a true and complete list and description of all real property and interests therein owned in fee by the Company and all real property and interests therein leased or otherwise used or occupied but not owned, by the Company (the "Real Property"). Except as set forth on Schedule 3.09, the Company does not own nor has the Company ever owned since its formation on April 16, 2008 any interest in or operated a business at any parcel or real property, there are no leases, contracts, options, agreements or enforceable rights or obligations relating to or affecting the Real Property to which the Company is a party or by which the Real Property is otherwise bound or affected. With respect to all leases identified in Schedule 3.09, (x) such leases are in full force and effect, (y) neither the Company nor, to the Company's and the Sellers' Knowledge, the other party thereto, is in default thereunder, and (z) such lease is binding on the Company and, to the Company's and the Sellers' Knowledge, the other party thereto. The Company and, to the Company's and the Sellers' Knowledge, all lessors under such leases, are in full compliance with all of the terms of such leases. Schedule 3.09 also identifies all security paid in connection with such leases. No Person has any right or option to acquire or lease any portion of or interest in the Real Property except as set forth on Schedule 3.09. To the extent required by applicable Law, there are currently in full force and effect duly issued certificates of occupancy permitting the Real Property (or portion thereof) and improvements located thereon to be legally used and occupied by the Company and/or for the Business, as the same are currently constituted. To the Company's and Sellers' Knowledge, there is no (i) planned or proposed increase of a material amount in assessed valuations of any Real Property, (ii) Order requiring repair, alteration or correction of any existing condition materially affecting any Real Property or the systems or improvements thereat or (iii) condition or defect that could give rise to an Order of the sort referred to in the foregoing subclause (ii). All electric, gas, water, sewage, communications and other utilities necessary to conduct the Company's Business on the Real Property are sufficient for the operations of the Company as presently conducted in the Ordinary Course, and no invoices related thereto are past due. Neither the whole nor any portion of the Real Property of the Company is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority with or without payment of compensation therefor, and to the Company's and Sellers' Knowledge, no such condemnation, expropriation or taking has been planned, scheduled or proposed. Each of the premises constituting leased Real Property is adequate and suitable for the purposes for which it is currently being used. None of such leased Real Property or the condition or use thereof, contravenes or violates any applicable material building, zoning, fire, safety design, parking, architectural barriers to handicapped, occupational safety and health or other applicable Law or any restrictive covenant.
.Material Contracts. Except as listed and described on Schedule 3.10, the Company is not a party to any written or oral Contract, bid, proposal or other document or undertaking identified below (each Contract required to be disclosed pursuant to this Section is referred to as a "Material Contract" and, collectively, as the "Material Contracts"):
(a)any Contract with any member, manager, officer, Affiliate, or Person having common ownership with that of the Company, or any Seller, no matter how terminable or any Contract with any employee or consultant or for the employment of any Person, including any consultant, which is not terminable by the Company without penalty upon less than 60 calendar days' notice;
(b)any Contract for the future purchase of, or payment for, supplies or products, or for the performance of services by a third party, involving in any one case more than $100,000, or that relate to the performance or receipt of services or purchase or sale of goods which will extend over a period of more than sixty (60) days unless terminable by the Company without penalty upon sixty (60) or fewer calendar days' notice;

(c)any Contract, bid or proposal to sell or supply products or to perform services, involving in any one case more than $100,000 or that relate to the performance or receipt of services or purchase or sale of goods by the Company which will extend over a period of more than one year unless terminable by the Company without penalty upon sixty (60) or fewer calendar days' notice;
(d)any representative, sales agency, dealer, broker or distributor Contract, involving in any one case more than $100,000 per year;
(e)any lease with respect to real property or any lease with respect to personal property under which the Company is either lessor or lessee, involving in any one case more than $100,000 per year;
(f)any note, debenture, bond, guaranties, swap agreement, conditional sale agreement, equipment trust agreement, letter of credit agreement, loan agreement or other contract or commitment for the borrowing or lending of money (including loans to or from officers, managers, members or any member of their immediate families), agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other Person;
(g)any Contract relating to any joint venture, partnership or other arrangement (however named) involving a sharing of the profits, any royalty agreement, license agreement, losses, costs or Liabilities of the Company with any other Person;
(h)any Contract containing covenants or conditions that purport to restrict the business activity of the Company, or limit the freedom of the Company to engage in any line of business or to compete with any third party;
(i)any power of attorney;
(j)any Contract for capital expenditures unless terminable by the Company without penalty upon sixty (60) or fewer calendar days' notice;
(k)any Contract relating to the making of any loans or advances by the Company;
(l)any voting trusts or similar agreements relating to the Units;
(m)any Contract that limits the ability of the Company to own, operate, sell, transfer, pledge or otherwise dispose of any assets or property;
(n)any Contract granting to any Person an option or a first refusal, first offer, or similar preferential rights to purchase or acquire any assets which are owned by and material to the Company;
(o)any Contract involving the sale or purchase of substantially all of the assets or equity interests of any Person, or merger, consolidation or business combination; or
(p)any amendments, supplements, modifications or renewals in respect of any of the foregoing.
The Company has delivered or made available to Buyer complete and accurate copies of each Material Contract. The Company is not in default in any material respect under any Material Contract, nor has, to the Company's or Sellers' Knowledge, any event or omission occurred that, through the passage of time or the giving of notice, or both, would be reasonably likely to constitute a default in any material respect thereunder or cause the acceleration of any of the Company's obligations thereunder or result in a creation of any Encumbrance, other than Permitted Encumbrances. To the Company's and Sellers' Knowledge, no third party is in default in any material respect under any Material Contract to which the Company is a party, nor has any event or omission occurred that, through the passage of time or the giving of notice, or both, would be reasonably likely to constitute a default in any material respect thereunder, or give rise to an automatic termination, or the right of discretionary termination thereof. The Company has not received written notice or, to the Company's and the Sellers' Knowledge, any oral notice, of termination of any Material Contract. Each Material Contract is in full force and effect and is a valid and binding agreement enforceable against the Company and, to the Company's and Sellers' Knowledge, the other party or parties thereto in accordance with its terms, subject to the Bankruptcy. Except as set forth on Schedule 3.10, the execution of this Agreement and including any Company Ancillary Agreement, and the consummation of the transactions contemplated hereby will not (i) require any consent or approval of any party to any Material Contract or (ii) result in a default, termination, breach, price redetermination, renegotiation or acceleration of any right, provision or term of any Material Contract.
.Employee Benefit Plans.
(a)Schedule 3.11(a) lists all Employee Benefit Plans maintained, sponsored or contributed to by the Company or any ERISA Affiliate or under which the Company or any ERISA Affiliate has any Liability, but excluding unemployment compensation insurance or the federal Social Security program that the Company or an ERISA Affiliate is required by Law to maintain or contribute to. To the Knowledge of the Company and the Sellers, the Company has no Liability under any prior employee benefit plan.
(b)The Company has made available to Buyer true and complete copies of: (i) each Employee Benefit Plan and a written summary of any Employee Benefit Plan not in writing; (ii) the most recent determination letter received from the IRS with respect to any Employee Benefit Plan eligible to receive an IRS determination letter; (iii) the summary plan description, all summaries of material modifications, employee booklets, and all other material communications to employees with respect to any Employee Benefit Plan; (iv) any service agreement, including third-party administration agreements or other contracts related to each Employee Benefit Plan; (v) the three most recent annual reports on Form 5500 required to be filed for each Employee Benefit Plan, including required attachments; (vi) the three most recent actuarial reports, if applicable; and (vii) all related funding agreements, trust agreements, annuity contracts, insurance contracts, including stop-loss insurance contracts or other funding arrangements which relate to any Employee Benefit Plan, and the most recent periodic accounting of related plan assets, if applicable.
(c)There have been no "prohibited transactions" (within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code) for which a statutory or administrative exemption does not exist with respect to any Employee Benefit Plan, and, to the Company's and Sellers' Knowledge, no event or omission has occurred in connection with which the Company or any Employee Benefit Plan, directly or indirectly, would be subject to any material Liability under ERISA, the Code or any other Law or Order applicable to any Employee Benefit Plan, or under any Contract, Law or Order pursuant to which the Company has agreed or is required to indemnify any person or entity against any Liability incurred under any such Contract, Law or Order.
(d)With respect to each Employee Benefit Plan, (i) all payments due from the Employee Benefit Plan (or from the Company with respect to each such Employee Benefit Plan) have been made; (ii) to the Company's and Sellers' Knowledge, the Company has in all respects complied with, and the Employee Benefit Plan conforms in all respects to, all applicable Laws and Orders; (iii) to the Company's Knowledge, the Employee Benefit Plan has been administered in accordance with its terms; (iv) all reports and information relating to the Employee Benefit Plan required to be filed with any Governmental Authority or provided to participants or their beneficiaries have been timely filed (subject to the receipt of extensions to file) or disclosed and, when filed or disclosed, were true, correct and complete in all respects; (v) each Employee Benefit Plan that is intended to qualify under Section 401 of the Code has received a favorable determination letter from the IRS (or a favorable opinion letter that may be relied on) that addresses all currently applicable qualification requirements with respect to such plan, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and, to the Company's and Sellers' Knowledge, nothing has occurred since the date of such letter that has or is reasonably likely to adversely affect such qualification or exemption; (vi) there is no Claim pending (other than routine Claims for benefits being reviewed pursuant to the plan's internal Claim and approval process) or, to the Company's or Sellers' Knowledge, Threatened with respect to the Employee Benefit Plan or against the assets of the Employee Benefit Plan and there is no governmental audit in process or pending with respect to any such Employee Benefit Plan; and each Employee Benefit Plan is in compliance with all Laws, including as applicable, ERISA and the Code.

(e)Except as expressly required under Sections 601 through 609 of ERISA or similar state insurance law and disclosed in Schedule 3.11(e), no Employee Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former members, officers, employees, directors or independent contractors of the Company beyond their retirement or other termination of service, and the Company does not have any obligation to provide or contribute toward the cost of such coverage or benefits.
(f)Except as set forth on Schedule 3.11(f), the consummation of the transactions contemplated hereby, either singly or in conjunction with any other event, will not (i) entitle any current or former member, officer, employee, director or independent contractor to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any current or former employee, director or independent contractor or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.
(g)No Employee Benefit Plan is currently or has been in the past a "multi-employer plan" as defined in Section 3(37) of ERISA, and the Company has no Liability under any prior "multi-employer plan", nor is any Employee Benefit Plan a plan described in Section 4063(a) of ERISA.
(h)No material liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate, since the effective date of ERISA that has not been satisfied in full, and to the Knowledge of the Company and the Sellers, no condition exists that presents a risk to the Company or any ERISA Affiliate of incurring a liability under such title.
(i)All costs of administering and contributions required to be made by the Company to each Employee Benefit Plan under the terms of that Employee Benefit Plan, ERISA, the Code or any other applicable Law have been timely made. All amounts properly accrued to date as Liabilities of the Company under or with respect to each Employee Benefit Plan (including administrative expenses and incurred but not reported Claims) for the current plan year of the Employee Benefit Plan have been recorded on the Company's books.
(j)Each Employee Benefit Plan that is intended to meet currently applicable requirements for tax-favored treatment under Subchapter D of Chapter 1 of the Code is to the Knowledge of the Company and the Sellers, in compliance with such requirements and, if applicable, with the requirements of Sections 419 and 419A of the Code, and no "disqualified benefits" (within the meaning of Section 4976(a) of the Code) have been paid which would subject the Company to a Tax under Code Section 4976.
(k)There is no Claim and, to the Knowledge of the Company and the Sellers, there are no investigations, either currently in progress or expected to be instituted in the future, relating to any Employee Benefit Plan, by any administrative agency, whether local, state or federal.
(l)There are no pending or, to the Knowledge of the Company and the Sellers, threatened lawsuits or other Claims (other than routine Claims for benefits under the plan) against or involving (i) any Employee Benefit Plan or (ii) any fiduciary of such Employee Benefit Plan (within the meaning of Section 3(21)(A) of ERISA) brought on behalf of any participant, beneficiary or fiduciary thereunder, nor to the Knowledge of the Company and the Sellers, is there any reasonable basis for any such Claim.
(m)None of the Employee Benefit Plans are subject to the Tax on unrelated business taxable income or unrelated debt-financed income under Section 511 of the Code.
(n)Schedule 3.11(n) lists, as of December 1, 2012, each individual who is absent from active employment with the Company by reason of (i) short-term or long-term disability, (ii) leave of absence under the Family and Medical Leave Act of 1993 (or comparable state statute), (iii) military leave (under conditions that give the employee re-employment rights) or (iv) other Company-approved leave of absence.
(o)Schedule 3.11(o) lists, as of December 1, 2012, each individual who (i) has elected to continue participating in a group health plan of the Company pursuant to an election under COBRA, or (ii) has not made an election under COBRA but who is still within the period during which the election may be made.

(p)The Company has no legally binding commitment to create any additional Employee Benefit Plans or to amend or modify any existing Employee Benefit Plan.
(q)No prohibited transaction has occurred with respect to any of the Employee Benefit Plans, which is not exempt under Section 4975 of the Code and Section 406 of ERISA and which would result in a material liability to the Company and neither the Company nor any ERISA Affiliates has engaged in any transaction with respect to any Employee Benefit Plan which could subject it to either a civil penalty assessed pursuant to Section 409, 502(i) or 502(l) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code.
The representations and warranties set forth in this Section 3.11 shall constitute the only representations and warranties by Sellers or the Company with respect to the Employee Benefit Plans, compliance with ERISA and related laws and other employee benefits matters.
.Title to Assets; Sufficiency of Assets.
(a)Except as set forth on Schedule 3.12(a), the Company has good title to, or, in the case of leased or subleased assets, a valid and binding leasehold interest in, all of its assets and properties, free and clear of all Encumbrances other than Permitted Encumbrances. The Company has made available to Buyer a list of the Company's fixed assets.
(b)The Company's assets, including the leased Real Property, are sufficient in all material respects to carry on the business of the Company, including the Business, as currently conducted.
(c)Except as set forth on Schedule 3.12(c), taken as a whole, the equipment and other material items of tangible personal property and assets of the Company (a) are in good operating condition and capable being used for their intended purposes, ordinary wear and tear excepted, and (b) are usable in the Ordinary Course. There has not been any significant interruption of operations of the Business due to, or notice from any Governmental Authority with respect to, inadequate maintenance by the Company of any tangible personal property and assets. The assets and properties of the Company collectively constitute all of the material assets, properties, goodwill and property rights (including Software, Intellectual Property and/or rights related thereto) necessary and sufficient to operate the Company following the Closing in the same manner as the Company and the Business is currently operated. Other than customer tooling, all of the Business assets and properties located at the Real Property are owned or validly leased by the Company, subject to Permitted Encumbrances and otherwise as set forth on Schedule 3.12(a). No asset or property used in, or held for use in, the Business is leased from or owned by any Seller, related party, or an Affiliate or the Company.
.Compliance with Environmental Laws. Except as set forth on Schedule 3.13:
(a)The Company has been in compliance in all respects with all Environmental Laws. There is no Claim pending or, to the Company's or Sellers' Knowledge, Threatened against the Company relating in any way to any Environmental Laws. To the Company's or Sellers' Knowledge, there is no Claim pending or Threatened against any other Person whose Liability therefor may have been retained or assumed by or could be imputed or attributed to the Company relating in any way to any Environmental Laws. Except as set forth on Schedule 3.13, to the Company's or Sellers' Knowledge, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans that are likely to (i) interfere with or prevent compliance or continued compliance by the Company with all Environmental Laws or (ii) give rise to any Liability of the Company, including Liability under CERCLA or any similar state, municipal, county, local, foreign, supranational or other Laws, or otherwise form the reasonable basis of any Claim, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened or anticipated release into the environment, of any Hazardous Substance or Hazardous Materials.
(b)(i) No Environmental Claims have been asserted against the Company since its formation on April 16, 2008, nor does the Company or the Sellers have any Knowledge or notice of any pending or Threatened Environmental Claim against the Company and/or whether related to the Real Property or not, and (ii) to the Knowledge of the Company and the Sellers, the Company has no Liabilities for non-compliance under Environmental Laws or with respect to Hazardous Materials or Hazardous Substances and, to the Knowledge of the Company and the Sellers, there are no facts, circumstances or conditions, existing, initiated or occurring prior to the Closing Date, that could reasonably be expected to result in any material Liability to the Company or any of its Affiliates with respect to non-compliance under any Environmental Law.
(c)(i) To the Knowledge of the Company and the Sellers, since the Company's formation on April 16, 2008, there has been no Release at, on, under or from any of the properties or facilities currently or formerly owned, leased, operated or used by the Company that could reasonably be expected to result in material Liability to the Company under any Environmental Law or Contract or with respect to Hazardous Materials or Hazardous Substances; (ii) to the Knowledge of the Company and the Sellers, there was no Release at, on, under or from any of the properties formerly owned, leased or operated by the Company during the period of such ownership, tenancy or operation, or in respect of which the Company performed any services, that would result in Liability to the Company under any Environmental Law or Contract; and (iii) the Company has not arranged, by Contract, agreement or otherwise, for the treatment or disposal of Hazardous Materials at any location such as could result in any material Liability to the Company.
(d)(i) To the Knowledge of the Company and the Sellers, the Company has obtained and maintain all Environmental Permits required under applicable Environmental Laws for the continued operations of their Business, including those related to the Real Property; (ii) a true and complete list of all such Environmental Permits is set out in Schedule 3.13(d); (iii) to the Knowledge of the Company and the Sellers, the Company has timely filed applications for all Environmental Permits; and (iv) to the Knowledge of the Company and the Sellers, none of the Environmental Permits listed in Schedule 3.13(d) requires consent, notification or other action to remain in full force and effect following consummation of the transactions contemplated hereby.
(e)The Company has furnished or caused to be furnished to the Buyer copies of all environmental assessments, reports, audits and other documents in its possession or under its control that relate to (i) any real property currently or formerly owned or leased by the Company, or (ii) the Company's and its Affiliate's compliance with Environmental Laws. To the Knowledge of the Company and the Sellers, any information furnished or made available to the Buyer by the Company concerning the environmental condition of any such real property or the Company's compliance with Environmental Laws was accurate and complete in all material respects when furnished.
The representations and warranties set forth in this Section 3.13 shall constitute the only representations and warranties by Sellers or the Company with respect to Hazardous Substances, Environmental Laws, Permits relating to Environmental Laws and other environmental matters.
.Taxes. Except as set forth on Schedule 3.14:
(a)The Company has duly filed or caused to be filed, in a timely manner, with the appropriate taxing authorities, all Tax Returns required to be filed (determined with regard to any timely extensions) by it. Each such Tax Return (including any amendment thereto) is true, correct, and complete in all material respects, and all Taxes due with respect to, or shown to be due on, such Tax Returns (or in respect of subsequent assessments with regard thereto), have been timely paid, or an adequate reserve has been established therefor on the Financial Statements. There are no extensions of time to file any Tax Returns that are pending (although the Company intends to file an extension with respect to 2012) and there are no agreements or waivers extending the statutory period of limitation applicable to any Taxes of the Company for any period.
(b)All Taxes required to be withheld by the Company have been withheld and have been duly and timely paid to the proper taxing authority. There are no Encumbrances (other than Permitted Encumbrances) on any of the assets of the Company that have arisen in connection with any failure (or alleged failure) to pay any Taxes. No deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Company that have not been remedied prior to the date hereof. The Company has made all estimated income Tax deposits and all other required Tax payments or deposits (including withholding Taxes).
(c)Except with respect to the Company's obligation prior to Closing, to make tax distributions under section 7(a) of the Company's Third Amended and Restated Operating Agreement effective June 29, 2010, the Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement, or any other contractual obligation to pay the Tax obligations of another Person or to pay the Tax obligations with respect to transactions relating to any other Person.
(d)No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are pending, being conducted or, to the Company's or Sellers' Knowledge, Threatened with respect to the Company. The Company has not received from any foreign, federal, state or local taxing authority any written notice or, to the Company's and the Sellers' Knowledge, any oral notice, indicating an intent to open an audit or other review, request for information relating to Tax matters, or notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against the Company.
(e)Since formation on April 16, 2008, the Company has been treated as a partnership for federal and state income Tax purposes.
(f)The Company has delivered to Buyer true copies of the federal and state income Tax Returns relating to the Company (and amended income Tax Returns, revenue agents' reports, and other notices from the Internal Revenue Service or state taxing authorities) for each of its preceding two (2) taxable years.
(g)The Company is not a party to any deferred compensation plan, agreement, contract or arrangement that fails to meet Code Section 409A, including the requirements of paragraphs (2), (3) or (4) of Code Section 409A(a) or that was not operated in accordance with such requirements.
(h)The Company has not been a "United States real property holding company" within the meaning of Section 897 of the Code within the period specified in that section, and has filed all statements, if any, which are required under Treas. Reg. 1.897-2(h).
(i)The Company has not agreed, nor is it required to make, any adjustment under Section 481 or 482 of the Code (or any corresponding or similar provision of any state, municipal, county, local, foreign, supranational or other Tax Law) by reason of a change in accounting method or otherwise. Except as set forth in the Financial Statements, the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, or (iii) use of the cash, modified cash or modified accrual method of accounting.
(j)To the Knowledge of the Company and the Sellers, there is no basis for any Governmental Authority to assess any additional Taxes for any period for which Tax Returns have been or will be filed. There are no Claims concerning any Liability for Taxes of the Company, either (i) claimed or raised by any Governmental Authority and delivered to the Company in writing, or (ii) to the Knowledge of the Company and the Sellers, based upon personal contact with any agent of such Governmental Authority, no Tax audits or other administrative proceedings or court proceedings are presently pending or, to the Knowledge of the Company or Sellers, Threatened with respect to any Taxes for which the Company has been or will be liable.
(k)The Company has not executed or entered into with any Taxing authority (i) any agreement, waiver or other document extending or having the effect of extending or waiving the period for assessments or collection of any Taxes for which the Company would or could be liable, (ii) any closing agreement pursuant to Section 7121 of the Code, provision thereof or any similar provision of state, local or foreign Tax law that relates to the assets or operation of the Company, or (iii) any power of attorney with respect to any Tax matter that is currently in force.

(l)No Tax assessment or deficiency which has not been paid, or for which an adequate reserve has not been set aside, has been made or proposed in writing against the Company, nor are any of the Tax Returns now being or, to the Knowledge of the Company and the Sellers, Threatened to be audited. All Tax deficiencies determined as a result of any completed audit have been satisfied. The Company has delivered or otherwise made available to the Buyer complete copies of all audit reports and statements of deficiencies with respect to any Tax assessed against or agreed to by the Company for the three most recent taxable periods for which such audit reports and statements of deficiencies have been received by the Company.
(m)The Company is not a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code Section 280G (or any corresponding provision of state, local, or foreign Tax Law) in connection with the transactions contemplated by this Agreement.
(n)Other than with respect to Taxes shown on Tax Returns described in this subparagraph (or Taxes not yet due and payable), to the Knowledge of the Company and the Sellers, the Company is not subject to any Tax imposed on net income in any jurisdiction other than those in which the Company has filed or will file an income Tax Return.
(o)The Company has not since its formation on April 16, 2008 been a member of an affiliated group filing a consolidated federal income Tax Return.
(p)The Company will not be required to include any material item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) installment sale or open transaction disposition made on or prior to the Closing Date; or (B) prepaid amount received on or prior to the Closing Date.
(q)The Company has no material liability for the Taxes of any Person other than the Company (A) under Reg. Section 1.1502-6 (or any similar provision of state, local or foreign Law), (B) as a transferee or successor, or (C) by a contract.
(r)To the Knowledge of the Company and the Sellers, the Company will not be required to make an adjustment to any Tax attribute of, or the basis of any asset of, the Company under Section 1.1502-36(d) of the Treasury Regulations as a result of the transactions contemplated by this Agreement.
The representations and warranties set forth in this Section 3.14, and the representations and warranties set forth in Section 3.11 (insofar as they relate to Taxes and the Code), shall constitute the only representations and warranties by Sellers or the Company with respect to Taxes and the Code.
.Insurance. Schedule 3.15 sets forth a complete and accurate list and description of all policies of insurance presently in effect with respect to the Company, its business, the Business, or its assets, properties (including the Real Estate), or of which the Company is the owner or the beneficiary, or under which the Company is an insured or loss payee, true and correct copies of which have heretofore been delivered or made available to Buyer. Schedule 3.15 also includes the carrier, the description of coverage, the limits of coverage, retention or deductible amounts, amount of annual premiums, date of expiration and date through which premiums have been paid with respect to each insurance policy listed on such Schedule. Sellers have previously provided the Buyer with a list of any pending Claims in excess of $25,000. Subject to expirations and renewals of insurance policies in the Ordinary Course, all such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid (other than retrospective premiums which may be payable with respect to workers' compensation insurance policies), and no written notice of cancellation or termination has been received with respect to any such policy. To the Company's and Sellers' Knowledge, the insurance policies to which the Company is a party or beneficiary are sufficient for the Business and for compliance in all material respects with all requirements of Law and all Material Contracts.

.Related Party Transactions. Except as set forth in Schedule 3.16, no Affiliate of the Company or any Seller or any Person having common ownership or control with the Company or any Seller, has any direct or indirect interest in or other business relationship or arrangement with the Company or any Person that (i) does business with the Company in connection with the operation of the Company's Business or otherwise (ii) owns any Contract, property, whether asset or right or provides any services, that is used by the Company. All obligations of any Affiliate of the Company or any Seller to the Company, and all obligations of the Company to any Affiliate of the Company or any Seller, other than remuneration for services performed on behalf of the Company, are described on Schedule 3.16.
.Labor Matters.
(a)This Company is not, and never has been since its formation on April 16, 2008, a party to a collective bargaining agreement with any of its employees. There is no employment discrimination, harassment, safety or unfair labor practice or other employment-related investigation, Claim or allegation pending or, to the Company's and Sellers' Knowledge, Threatened against the Company.
(b)The Company has provided or made available to Buyer copies of all of the Company's written employment policies, employment agreements, and written summaries of all unwritten employment policies, and employment agreements presently in effect.
(c)Schedule 3.17(c) contains a true, correct and complete list of (a) all employees of the Company, (b) each such employee's title and location of employment, (c) each such employee's employment status (i.e. whether such employee is actively employed or not actively at work due to short-term disability, sick leave, authorized leave or absence, layoff for lack of work or service in the Armed Forces of the United States or for any other reason) and (d) each such employee's annual rate of compensation, including bonuses and other incentive compensation with respect to the most recently completed fiscal year. For purposes of subclause (d), in the case of salaried employees, such list identifies the current annual rate of compensation for each such employee, and in the case of hourly or commission employees, such list identifies the current hourly or commission rate for each such employee.
(d)During the three (3) years prior to the date hereof, there has been no labor strike, work stoppage, unfair labor practice charge, grievance or other labor dispute pending or, to the Knowledge of the Company and the Sellers, threatened against or with respect to the Company. During the three (3) years prior to the date hereof, there have been no activities or proceedings of any labor union to organize any employees of the Company. To the Knowledge of the Company and the Sellers, no event has occurred or circumstance exists that could provide the basis for any work stoppage or labor dispute. To the Knowledge of the Company and the Sellers, the Company has complied in all respects with all Employment Laws. To the Knowledge of the Company and the Sellers, the Company is not liable for the payment of any compensation, Damages, Taxes, fines, penalties or other amounts, however designated, for failure to comply with any Employment Laws. To the Knowledge of the Company and the Sellers, all of the Company's current procedures, policies and training practices with respect to employee matters, including, without limitation, those relating to the hiring and termination of employees and worker safety, conform in all material respects with all applicable Laws. The Company is not subject to any pending Claim for overdue overtime compensation due to any employee, and to the Knowledge of the Company, no such Claim has been Threatened. No consent of any labor union is required to consummate the transactions contemplated by this Agreement and the Company Ancillary Documents. The Company and the Seller have no Knowledge that any current employee, consultant or independent contractor may terminate or materially alter its relations with the Company, either as a result of the transactions contemplated hereby or otherwise.
(e)Schedule 3.17(e) contains a correct and complete list of (i) all of the officers and managers of the Company, specifying their salary, wages, position, work location and length of service, respectively, and (ii) as of December 1, 2012, all of the independent contractors of the Company, and with respect to independent contractors, such consulting or other independent contractor fees.
(f)To the Knowledge of the Company and the Sellers, the Company is in compliance in all material respects with all Laws, Orders and other requirements respecting employment and employment practices, terms and conditions of employment and wages and hours; and is not engaging in any unfair labor practice with respect to any employee of the Company.
(g)There is no existing default or breach of the Company under any employment agreement (or event or condition that, with notice or lapse of time or both could constitute a default or breach) and, to the Knowledge of the Company and the Sellers, there is no such default (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) with respect to any other party to any employment agreement.
(h)Other than the agreements listed in Schedule 3.17(h), there is no severance, consulting, relocation, retention, stay-on or other agreement, contract or understanding between the Company and any of its employees, other than at-will employment arrangements.
(i)There is no pending or, to the Knowledge of the Company and the Sellers, Threatened charge, complaint, allegation, application or other process or Claim against the Company before any Governmental Authority with respect to any employee.
(j)The Company has paid, or set forth as an accrual on the Financial Statements, and performed all obligations when due with respect to its respective employees, consultants, agents, officers and directors, including without limitation the payment of any accrued and payable wages, severance pay, vacation pay, benefits and commissions, except those obligations that are in good faith being challenged by the Company as not valid obligations as more fully described in Schedule 3.17(j).
(k)Except as set forth in Schedule 3.17(k), there are no pending or, to the Knowledge of the Company and the Sellers, Threatened or reasonably anticipated Claims or actions against the Company under any workers' compensation policy/program or long-term disability policy/program.
The representations and warranties set forth in this Section 3.17 shall constitute the only representations and warranties by Sellers or the Company with respect to labor and employment matters.
.Inventory. The Company's inventory is of a quality and quantity usable and saleable in the Ordinary Course. The value at which the Company carries its inventory on the Balance Sheet reflects its customary inventory valuation policy of stating inventory on the standard cost method at the lesser of cost or market, all in accordance with GAAP. Except as described on Schedule 3.18, no inventory has been consigned to others. The quantity of inventory set forth on the Balance Sheet is sufficient and adequate in all material respects for, but is not materially in excess of the level appropriate to, the conduct of the Company's Business as it previously has been conducted. Except as reserved for in the Closing Balance Sheet, none of the inventory is obsolete. To Company's and Sellers' Knowledge, all finished goods inventory is free of any defect or other deficiency and meet in all material respects, all required specifications of the customers of the Company and any federal, state, foreign and local code standards, if applicable, for such inventory.
.Brokers. Except as set forth on Schedule 3.19, no broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.
.Intellectual Property.
(a)All of the registrable Intellectual Property owned by the Company, licensed to the Company by a third party (excluding any license implied by the sale of a product and any generally commercially available, off-the-shelf software programs), and/or licensed by the Company to any third party is set forth on Schedule 3.20(a).
(b)The Company owns, is properly licensed under, or otherwise possesses the valid and enforceable right to use all Intellectual Property that is used in the operation of the Business as currently conducted. The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation in any respect of any licenses, sublicenses or other agreements as to which it is a party and pursuant to which it is authorized to use any third-party Intellectual Property rights.

(c)To the Company's and Sellers' Knowledge, no third party is infringing upon, misappropriating or otherwise violating any Intellectual Property of the Company; and the Company is not infringing upon, misappropriating or otherwise violating any third-party Intellectual Property rights and, to the Company's and Sellers' Knowledge, there exists no reasonable basis for any Claim of such infringement, misappropriation or other material violation of any third-party Intellectual Property rights. Neither Company or any Seller has received, within the five (5) years prior to the date hereof, from any third party any written notice that the Company has infringed upon, misappropriated or otherwise violated any third-party Intellectual Property rights.
(d)No Intellectual Property right of the Company is or has been judicially determined to be invalid or unenforceable. No judicial, regulatory or administrative proceeding is currently pending or, to the Company's or Sellers' Knowledge, Threatened which challenges the validity or enforceability of any Intellectual Property right of the Company.
(e)Consistent with Ordinary Course, the Company has its salaried employees execute employee invention assignment agreements. A generic copy of such invention agreement is attached hereto as Schedule 3.20(e).
The representations and warranties set forth in this Section 3.20 and in Section 3.25 shall constitute the only representations and warranties by Sellers or the Company with respect to Intellectual Property matters.
.Major Customers and Suppliers. Schedule 3.21 sets forth an accurate and complete list of all of the customers of the Company for the fiscal years ended October 31, 2012 and 2011 showing the dollar amount of net revenues from each such customer during each such period. Schedule 3.21 also sets forth a list of the top twenty-five (25) suppliers of the Company (determined on the basis of the consolidated total dollar volume of purchases during such fiscal years) showing the dollar amount of the purchases from each such supplier during such periods. No customer described on Schedule 3.21 has provided written notice that it will not continue to be a customer after the Closing at substantially the same level of purchases made and/or purchase prices charged (subject to Ordinary Course cost-downs disclosed in Schedule 3.21), during the periods noted above in this Section. No supplier described on Schedule 3.21 has provided written notice that it will terminate or will not continue to be a supplier to the Company after the Closing with substantially the same price (subject to Ordinary Course pricing changes), quantity and quality of goods and services as was provided during the periods noted above in this Section. The Company has not since its formation on April 16, 2008 been subject to any criminal investigation or penalty, civil penalty or award of civil damages with respect to the provision of services or the purchase of products or services, and there is no Claim by any customer, Governmental Authority or insurers with respect to any services or other work performed by the Company or its employees.
.Accounts Receivable. All accounts receivable and notes receivable of the Company reflected on the Balance Sheet or that have arisen since the Balance Sheet Date, (a) arose out of arm's length transactions actually made in the Ordinary Course of Business and (b) are the valid, existing and legally binding obligations of the parties obligated to pay such amounts. Except as set forth on Schedule 3.22, all accounts receivables are ninety (90) days old or less and no person or third party has initiated or threatened in writing to initiate, a dispute regarding the collectability of any such accounts receivables. The Company has not factored any of its accounts receivables. Since October 31, 2011, the Company has collected all accounts receivable in the Ordinary Course. No account receivable set forth on Schedule 3.22 is with a party with whom the Company has had or settled a dispute regarding the collection of any past account receivable.
.Bank Accounts. Schedule 3.23 sets forth a correct and complete list of all banks, trusts, companies, savings and loan associations and other financial institutions, in which the Company has an account, safe deposit box, lock box or other arrangement for the collection of accounts receivable or line of credit or other loan facility relationship, the address of each such bank, the account number of each such account, and the names of all persons authorized to draw thereon or have access thereto. Schedule 3.23 also sets forth the name of each person, firm, corporation or business, or organization holding a general or special power of attorney from the Company and a summary of such terms.
.Accounting Records. Except as reflected in the Financial Statements or in Schedule 3.24, the Company maintains accounting records that fairly and validly reflect, in all material respects, its transactions and maintains accounting controls sufficient to provide reasonable assurances that such transactions are, in all material respects, (a) executed in accordance with management's general or specific authorization, and (b) recorded as necessary to permit the preparation of financial statements in conformity with GAAP applied on a consistent basis.
.Software.
(a)Schedule 3.25(a) sets forth a correct and complete list of (i) the Company proprietary software, and (ii) the Company licensed software (excluding any license to use implied by the sale of a product and any generally commercially available, off-the-shelf software programs).
(b)None of the Company proprietary software is subject to any obligation or condition (including any obligation or condition under any "open source" license) that: (i) could or does require, or could or does condition the use or distribution of such Company proprietary software on, the disclosure, licensing or distribution of any source code for any portion of such Company proprietary software; or (ii) could or does otherwise impose any material limitation, restriction or condition on the right or ability of the Company to use or distribute any Company proprietary software.
(c)To the Knowledge of the Company and the Sellers, none of the Company software contains any programming defect, error, or bug that is outside the scope of programming defects, errors and bugs typically corrected in the Ordinary Course of the Company's software maintenance procedures and programs and that, if such defect, error or bug were not corrected, would materially and adversely affect the Company's operations or the Business.
(d)The source code for Company proprietary software currently in use by the Company or that is subject to any license arrangement is maintained in confidence consistent with reasonable industry practices.
.Tooling; Tooling Work-in-Progress. All tooling, including all tooling work-in process, including any such tooling being completed by outside vendors is listed in Schedule 3.26. Schedule 3.26 lists all tooling located at any vendors and/or owned by the Company or its customers and in possession of the Company. All such tooling work-in-process will be timely delivered to the Company, and to Company's and Sellers' Knowledge, in all material respects, free of any defects or other deficiencies and, to Company's and Sellers' Knowledge, meet in all material respects all required specifications, including customer specifications, as applicable for such tooling and parts produced therefrom. There are no Claims by any vendors against the Company related to tooling.
.Product and Service Warranties. Except as set forth in Schedule 3.27, The Company has not made any express warranty or guaranty as to goods sold, or services provided by the Company or its subcontractors. There is no pending or, to the Knowledge of the Company and the Sellers, Threatened Claim alleging, or any existing facts or circumstances that could reasonably be expected to give rise to, any product recalls or service bulletin or breach of any express or implied warranty or guaranty or request for repair, return or credit of or for defective products or services. The Company has not been required to pay direct, incidental or consequential Damages to any Person except with respect to products rejected by a customer before installation identified on Schedule 3.27, or to incur any direct or indirect costs in connection with a product liability, product recall, service bulletin, warranty or guaranty Claim in connection with any of such products or services during the five (5) years prior to the date hereof.
.Work-in-Process. Except as set forth in Schedule 3.28, to the Knowledge of the Company and Sellers, the Company's work-in-process is capable generally of being processed and finished at ordinary costs and pursuant to applicable purchase order terms and conditions and all commitments related thereto.
.No Additional Representations or Warranties.

(a)In connection with Buyer's investigation of the Company, Buyer has received from the Company and the Sellers, certain estimates, forecasts, plans and financial projections of the Company. Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such estimates, forecasts, plans and projections, (ii) Buyer is familiar with such uncertainties, (iii) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, forecasts, plans and projections so furnished to it (including the reasonableness of the assumptions underlying such estimates, forecasts, plans and projections) and (iv) Buyer has not relied on the Company's estimates, forecasts, plans and financial projections in making its investment decision in connection with this Agreement. Accordingly, none of Sellers or the Company make any representation or warranty with respect to such estimates, forecasts, plans and projections (including any such underlying assumptions). Notwithstanding the above, all such estimates, forecasts, plans and projections were prepared in good faith, and are not fraudulent or intentionally inaccurate of deficient.
(b)EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY EXPRESSLY SET FORTH IN SECTIONS 3 AND 4 HEREOF, NONE OF SELLERS NOR THE COMPANY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF SELLERS, THE COMPANY OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS. Notwithstanding the foregoing or any other provisions hereof, this Section 3.29 shall not in any way (i) alter, change or limit any representations, warranties or covenants of the Sellers contained in this Agreement, (b) alter, change or limit Buyer's right to rely on the representations, warranties and covenants of the Sellers or the Company contained in this Agreement, (c) limit Buyer's right to indemnification (subject to the provisions of Section 10) for any breach of any representations, warranties or covenants of the Company or the Sellers contained in this Agreement, and/or (d) alter, change or limit Buyer's right to pursue any and all available rights and remedies in the case of Sellers' intentional fraud.
4.Representations and Warranties Regarding Sellers. Except as set forth in the applicable Schedule of the Disclosure Schedule, each Seller, individually and solely as to such Seller, represents and warrants to Buyer as follows:
.Power and Authority. Such Seller has the capacity, power and authority to execute and deliver this Agreement and all other documents contemplated hereunder and the Company Ancillary Documents, to perform his/its obligations hereunder and to consummate the transactions contemplated hereby.
.Validity of Agreement. This Agreement and all other documents contemplated hereunder, including the Company Ancillary Documents, have been duly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes his legal, valid and binding obligation, enforceable against such Seller in accordance with its terms, except for the bankruptcy.
.Title to Units. Such Seller is the record and beneficial owner of and has good and valid title to the Units set forth opposite such Sellers' name on Schedule 1.01, free and clear of any Encumbrances.
.Legal Proceedings. There is no Claim or litigation pending or, to the Knowledge of such Seller, Threatened against, relating to or involving such Seller that could reasonably be expected to adversely affect such Seller's ability to consummate the transactions contemplated by this Agreement or any Company Ancillary Document to which such Seller is a party.
.Amounts Owed to Seller. Except for amounts owed, or to be repaid, in connection with this transaction and specifically contemplated by this Agreement and amounts owed in the Ordinary Course and for compensation for services rendered as an employee of the Company, the Company does not owe and is not obligated to pay such Seller any amount, and such Seller has no Claim of any kind against the Company, or any officer, employee, manager, member, or director of the Company.
.No Foreign Person. Such Seller is not a foreign person within the meaning of Section 1445 of the Code.

.Securities Laws. The transfer and sale of the Units do not require the consent, approval or filing with any Governmental Authority pursuant to any Laws, including any state or federal securities or blue sky laws.
.Seller Contracts. None of the Sellers are party to any type of membership agreement or Contract related to the Business, the Company or the Units, or their transferability or ability to vote, including but not limited, any buy-sell agreement, unit pledge, unit option, cross purchase, voting trust, operating agreement, member agreement, or any similar Contract related thereto.
.Absence of Restrictions and Conflicts. The execution and delivery by such Seller of this Agreement and the Company Ancillary Documents to which he or it is a party does not, and the performance of such Seller's obligations hereunder and thereunder will not, (a) to the Knowledge of such Seller, conflict with or violate any Law applicable to such Seller (with or without notice or lapse of time or both), or by which any of his/its properties or assets is bound, (b) to the Knowledge of such Seller, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, (i) any Contract, will, agreement, trust, permit, franchise, License or other instrument applicable to such Seller, or (ii) any Order of any Governmental Authority to which such Seller is a party or by which any of his/its properties are bound, (c) arbitration award or judgment applicable to such Seller, or (d) require the consent and approval by any Governmental Authority.
5.Representations and Warranties Regarding Buyer. Buyer represents and warrants to Sellers that:
.Organization and Qualification. Buyer is an Ohio limited liability company duly organized, validly existing and in good standing under the Laws of Ohio. Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and to carry out the transactions contemplated hereby and thereby. Buyer is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing, would not, individually or the aggregate, have a material adverse effect on the condition, liabilities, operations or results of operations of Buyer.
.Authorization and Validity of Agreement. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Buyer. No other or further limited liability company act or proceeding on the part of Buyer or its respective shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer enforceable in accordance with their respective terms, except for the Bankruptcy.
.No Conflict; Required Filings and Consents.
(a)The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby and the performance of this Agreement by Buyer shall not, (i) conflict with or violate the Organizational Documents of Buyer, (ii) conflict with or violate any Law or Order applicable to Buyer or by which its properties are bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of an Encumbrance (other than Permitted Encumbrances) on, any of the properties or assets of Buyer pursuant to any Contract, permit, or restriction of any kind or character to which Buyer is a party or by which Buyer or any of its properties is bound or affected, except in the case of clause (iii) for any such breaches, defaults, or other occurrences that would not reasonably be expected to have a material adverse effect on the condition, liabilities, operations or results of operations of Buyer.

(b)No consent, approval, order or authorization, or permit of, action by or in respect of, registration, declaration or filing with, or notification to, any Governmental Authority, or any other Person is required to be made, obtained, performed or given to or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby, except for such consents, approvals, authorizations, permits, filings or notifications, the failure to be made or obtained would not reasonably be expected to have a material adverse effect on the condition, liabilities, operations or results of operations of Buyer.
.Absence of Litigation. There is no Claim of any kind pending against Buyer which contests the validity of this Agreement or the ability of Buyer to consummate the transactions contemplated by this Agreement.
.Brokers. No broker, finder, or investment banker is entitled to any brokerage fee, finder's fee, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any Affiliate of Buyer.
.Investment Intent. Except for any transfer to an Affiliate of Buyer, Buyer is acquiring the Units for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Units in a manner that would violate the registration requirements of the Securities Act of 1933, as amended. Buyer agrees that the Units may not after the Closing Date, be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, and any applicable state securities laws, except pursuant to an exemption from such registration under such laws. Buyer is able to bear the economic risk of holding the Units for an indefinite period (including total loss of its investment), and (either alone or together with its representatives) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.
.Financial Capability; Solvency. Buyer will have at the Effective Time sufficient immediately available funds in cash to pay the Purchase Price described in this Agreement and to perform its obligations hereunder and to pay its related fees and expenses. Buyer is not insolvent, nor will Buyer be rendered insolvent by any of the transactions contemplated herein. As used in this Section, "insolvent" means that the sum of the debts and other probable Liabilities of Buyer exceeds the present fair saleable value of the assets of Buyer. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (a) Buyer will be able to pay its Liabilities as they become due in the usual course of its business; (b) Buyer will not have unreasonably small capital with which to conduct its present or proposed business, including its direct or indirect operation of the Company following Closing; and (c) Buyer will have assets (calculated at fair market value) that exceed its Liabilities.
.No Additional Representations and Warranties. Except for the representations and warranties contained in this Section 5, Buyer makes no other express or implied representation or warranty, either written or oral.
6.Covenants and Agreements of the Parties.
.Publicity. The Parties shall not issue any press release or make any public statement concerning the transactions contemplated by this Agreement without the mutual consent of Buyer and the Seller Representative, except as may be required by Law.
.Litigation Support. In the event and for so long as Buyer, the Company or the Seller Representative, as applicable, actively is/are contesting or defending against any action, suit, proceeding, hearing, investigation, complaint, Claim, or demand in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction arising on or prior to the Closing Date involving the Company, each of the other aforementioned Parties shall cooperate in a commercially reasonable fashion with such other Party or its counsel in the defense or contest, make reasonably available their personnel during normal business hours, and provide such testimony and reasonable access to their books and records as shall be reasonably requested in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party. Notwithstanding the provisions of this Section 6.02, while the existence of an adversarial proceeding between the parties to this Agreement will not abrogate or suspend the provisions of this Section 6.02 as to such information directly pertinent to such dispute, the Parties may not utilize this Section 6.02, but rather absent agreement, must utilize the rules of discovery.
.Books and Records. After the Closing, Buyer will, and will cause the Company and its Affiliates to, retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date for a period of five (5) years from the Closing Date and to make the same available in a manner as not to interfere unreasonably with the Company's normal business operations after the Closing Date for such five (5) year period for inspection by the Seller Representative and its representatives (and copying upon the reasonable approval of the Buyer) during the normal business hours of the Company, upon reasonable request and upon reasonable advance notice.
.Resignation. Unless otherwise directed by the Buyer in writing prior to the Closing, at or prior to the Closing, the Sellers shall have caused all of the officers/trustees, directors/managers of the Company and as applicable, its Employee Benefits Plans, to deliver written resignations from their positions as such, in form and substance satisfactory to the Buyer, from their positions as trustees/officers, directors/managers of the Company and each of its Employee Benefit Plans, as applicable, effective as of the Closing.
.Release.
(a)Each Seller, severally, on behalf of himself and his successors, assigns, heirs, beneficiaries, creditors, representatives, trustees and Affiliates (the "Releasing Parties") hereby fully, finally and irrevocably releases, acquits and forever discharges the Company, and its successors, assigns, Affiliates, insurers, controlling persons, and operating, administration and services companies and the like, and all persons and entities acting for, through or in concert with any of them (collective, the "Released Parties"), of and from any and all commitments, actions, debts, Claims, counterclaims, suits, causes of action, Damages, demands and compensation of every kind and nature whatsoever, past, present or future, whether known or unknown, contingent or otherwise, suspected or unsuspected, at law or in equity, whether in any federal or state court or before an administrative agency of any federal, state, county or municipal government, which such Releasing Parties, or any of them, had, has or may have had at any time in the past until and including the date of this Agreement, against the Released Parties, or any of them, only with regard to (i) any claims which relate to or arise out of such Releasing Party's prior relationship with the Company, or his rights or status as a member, officer, director, manager or employee of the Company, and (ii) any rights to intellectual property, or any rights to indemnification or reimbursement from the Company or any Affiliate thereof, whether pursuant to their respective organizational documents, contract or otherwise, and whether or not relating to Claims pending on, or asserted after, the Closing Date (collectively, "Causes of Action"). Notwithstanding the foregoing, Claims resulting from any of the following shall not be considered Causes of Action: (a) obligations of the Buyer under this Agreement or the Company Ancillary Documents, or any other documents, instruments, certificates, or agreements executed by the Buyer at the closing of the transactions contemplated by this Agreement, (b) obligations of the Company under any employment agreement or other agreement executed by the Company, on one hand, and any Releasing Party, on the other hand, in connection with the closing of the transactions contemplated by this Agreement, (c) obligations of the Company for any accrued, but unpaid, salary or expense reimbursement owing to a Releasing Party or for any benefits of a Releasing Party in respect of any benefit plans maintained by the Company, and (d) any rights under any D&O insurance policy maintained by the Company.
(b)Each Seller, severally, hereby represents to the Released Parties that he (i) has not assigned any Causes of Action or possible Causes of Action against any Released Party, (ii) fully intends to release all Causes of Action against the Released Parties, and (iii) has been given an opportunity to or has consulted with counsel with respect to the execution and delivery of this release and has been apprised of the consequences hereof.
(c)Each Seller, severally, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Released Parties, based upon any Causes of Action. Each Seller further agrees that, in the event he brings a Claim or charge covered by this Section 6.05 or does not dismiss and withdraw any Claim covered by this Section 6.05 in which he seeks Damages or any other relief against any Released Party, or in the event he seeks to recover against any Released Party in any Claim brought by a Governmental Authority on his behalf, the release in this Section 6.05 shall serve as a complete defense to such Claims or charges.
7.Covenants.
.Returns and Payment of Taxes.
(a)Seller Representative shall prepare or cause to be prepared and shall timely file or cause to be filed, all Tax Returns for the Company required to be filed by the Company on or before the Closing Date (taking into account extensions) and all income Tax Returns for the Company with respect to any period ending on or before the Closing Date. Buyer will prepare or cause to be prepared and timely file or cause to be filed all other Tax Returns (i.e., other than Tax Returns which the Seller Representative is responsible for preparing under the first sentence of Section 7.01(a)) for the Company. To the extent consistent with applicable Law, the Tax Returns described above will be prepared on a basis consistent with the past practices of the Company. The Sellers shall pay or cause the Company to pay prior to the Closing Date all Taxes due and payable on the Tax Returns filed under the first sentence of this Section 7.01(a) (other than income Taxes of the Company with respect to any period ending on or before the Closing Date, which are the sole responsibility of the Sellers and which shall be timely filed and paid by Sellers when due). The Sellers shall reimburse Buyer with respect to Tax Returns filed under the second sentence of this Section 7.01(a), (i) in the case of Tax periods of the Company ending on or before the Closing Date, for all Taxes of the Company due and payable for such Tax periods, and (ii) in the case of Tax periods of the Company that begin before the Closing Date and end after the Closing Date, an amount equal to that portion of Taxes of the Company due and payable as relates to the portion of the Tax period ending on the Closing Date (as determined under Section 7.01(c), below), within five (5) Business Days after payment by Buyer or the Company of such Taxes, in either case, only to the extent such Taxes are not included in the determination of the Final Closing Net Working Capital.
(b)With respect to the Tax Returns referred to in the second sentence of Section 7.01(a) which cover a period (or portion thereof) that begins before the Closing Date (a "Straddle Period Return"), Buyer shall provide Seller Representative with copies of all Straddle Period Returns for Seller Representative's review and approval, which approval shall not be unreasonably withheld, delayed or conditioned, at least thirty (30) days prior to the applicable filing due date. Following receipt of each Straddle Period Return, Seller Representative shall have a period of ten (10) days to provide Buyer with a statement of any disputed items with respect to any Straddle Period Return. In the event Seller Representative and Buyer are unable to reach agreement with respect to any reasonably disputed items within a period of five (5) days after Buyer's receipt of such statement, all such reasonably disputed items shall be submitted to the Arbitrating Accountant (or the appropriate Tax specialist in his or her accounting firm) for final resolution before the applicable filing due date.
(c)For the sole purpose of apportioning any Taxes of the Company relating to a period that includes (but that would not end on) the Closing Date, the Buyer shall, to the extent permitted by applicable Law, elect with the relevant Governmental Authority to treat for all purposes the Closing Date as the last day of a taxable period of the Company. In the case where applicable Law does not permit the Company to treat the Closing Date as the last day of a taxable period, then for purposes of this Agreement, the portion of such Tax that is attributable to the Company for the part of such taxable period that ends on the Closing Date shall be (i) in the case of a Tax that is not based or measured by income or receipts of the Company or that is not imposed in connection with any sale or other transfer or assignment of property or any other specifically identifiable transaction or event (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), the total amount of such Tax for the full taxable period that includes the Closing Date multiplied by a fraction, the numerator of which is the number of days from the beginning of such taxable period to and including the Closing Date and the denominator of which is the total number of days in such full taxable period, and (ii) in the case of a Tax that is based on or measured by income or receipts of the Company or imposed in connection with any sale or other transfer or assignment of property or any other specifically identifiable transaction or event, the Tax that would be due with respect to such partial period, if such partial period were a full taxable period, apportioning income, gain, expenses, loss, deductions and credits equitably based on an interim closing of the books as of the end of the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the prior practices of the Company.
(d)The Parties shall reasonably cooperate, as and to the extent reasonably requested by the other Party, in connection with the furnishing of information relating to and the filing of Tax Returns of the Company and any audit, litigation or other proceeding with respect to Taxes, including with respect to any pre-Closing Tax period. Such cooperation shall include signing any Tax Return, amended Tax Returns, Claims or other documents necessary to settle any Tax controversy, the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such Tax Returns, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by another Party, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.
(e)Any refund of income Taxes or IRS tax deposits of the Company or the Sellers (including any interest with respect thereto) attributable (or treated as attributable) to any period occurring on or before the Closing Date (including the $67,173 deposit projected to be refunded after the close on the date hereof of the Company's tax year) shall be the property of Sellers, shall be paid promptly to or at the direction of the Seller Representative for further payment to the Sellers and if received by Buyer or the Company or any other Affiliated entity of Buyer shall be payable promptly to or at the direction of the Seller Representative.
.Post-Closing Audits and Other Proceedings. From and after the Closing Date, the Seller Representative and Buyer shall give prompt notice to each other of any proposed adjustment by any taxing authority to Taxes of the Company for all Tax periods that end on or prior to the Closing Date or any period that covers both before and after the Closing Date. Except with respect to income Tax matters, Buyer shall control the conduct of any Tax audit or proceeding involving the Company that occurs after the Closing Date. Buyer shall keep the Seller Representative reasonably informed of the progress of any such audit or other proceeding, and the Seller Representative shall cooperate in all reasonable respects with Buyer and the Company in the conduct of any such audit or other proceeding. Notwithstanding anything in this Agreement to the contrary, Buyer shall not, and shall cause the Company not to, resolve, settle, compromise, or abandon any issue or Claim without the prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) of the Seller Representative (on behalf of Sellers) if such action would adversely affect the Tax liabilities of the Company for any period ending on or prior to the Closing Date (including any imposition of any income Tax deficiencies). Seller Representative shall control all audits or proceedings with respect to income Tax matters involving the Company for periods that end on or before the Closing Date. Buyer shall, and shall cause the Company to, cooperate in all reasonable respects with Seller Representative in the conduct of any such audit or proceeding
.Amendment of Returns. Neither Buyer nor the Company may amend or cause the amendment of a Tax Return of the Company, change an annual accounting period, adopt or change any accounting method, or file or amend any Tax election concerning the Company, with respect to any period ending on or prior to the Closing Date without the written consent of the Seller Representative, which consent shall not be unreasonably withheld, delayed or conditioned. The Buyer shall cause the Company to, upon request by the Seller Representative, cooperate in the preparation of and submission to the proper Tax authority of any amended Tax Return with respect to the Company for any taxable period ending on or before the Closing Date which is reasonable under the circumstances.
.Transfer Taxes and Other Tax Matters. Sellers will pay or cause to be paid when due any sales, use, stamp, registration, transfer, real estate transfer and documentary Taxes and recording fees and other Taxes and fees applicable to the transfer of the Units and/or equity interests of the Company pursuant to this Agreement. All Tax allocation or sharing agreements to which the Company is a party shall be terminated, and of no further force or effect, as of the Closing Date, and the Company shall have no further rights or obligations under such arrangements.
.Tax Treatment and Allocation. The parties agree that the transaction contemplated hereby shall be reported for income Tax purposes in accordance with IRS Revenue Ruling 99-6 (a) as a sale of partnership interests with respect to Sellers, and (b) as a purchase of assets with respect to Buyer. The Purchase Price (and all capitalized costs and liabilities of the Company required to be treated as sale proceeds for federal income tax purposes) shall be allocated among the assets of the Company as set forth on Exhibit E. Any payments made pursuant to the indemnification obligations arising under this Agreement shall be treated as an adjustment to the Purchase Price for all Tax purposes.
.Adjustment Disbursements from Escrow Account. Buyer and the Seller Representative shall cause the following amounts to be disbursed from the Escrow Account no later than March 31, 2014 and allocated as follows:
(a)ZF Chrysler Project.
(i)If the Company's calendar 2013 sales to ZF in connection with the Chrysler project (the "2013 ZF/Chrysler Sales") are 262,000 units or greater, Sellers shall be entitled to receive a disbursement of $200,000 of the Escrow Amount.
(ii) If 2013 ZF/Chrysler Sales are 230,000 units or less, Buyer shall be entitled to receive a disbursement of $200,000 of the Escrow Amount.
(iii)If 2013 ZF/Chrysler Sales are between 230,000 units and 262,000 units, (A) Buyer will be entitled to receive a disbursement equal to the product of (x) 262,000 minus the 2013 ZF/Chrysler Sales, multiplied by (y) $6.25, and (B) Sellers shall be entitled to receive a disbursement equal to $200,000 minus the amount received by Buyer pursuant to subclause (A).
(iv)Notwithstanding clauses (ii) and (iii), (A) if 2013 ZF/Chrysler Sales are less than 262,000 units but the Company has repurposed the Chrysler Equipment at normal operating capacity, there will be no disbursement to Buyer under this subsection (a) and Sellers shall be entitled to receive a disbursement equal to $200,000, or (B) if the Chrysler Equipment has been repurposed at less than normal operating capacity, any units produced using the Chrysler Equipment and sold to a different buyer shall be counted as 2013 ZF/Chrysler Sales for purposes of the calculations set forth in clauses (i)-(iii). "Chrysler Equipment" means three Makino a61nx Horizontal Machining Centers.
(b)Customer Tooling Deposits. Schedule 7.06(b) lists certain customer tooling deposits currently held by the Company. During calendar 2013, the Company shall make trade payments to tooling vendors with respect to such deposits, and Buyer shall receive from the Adjustment Escrow Amount a disbursement equal to the aggregate amount of such payments, not to exceed, in any event, $1,000,000. If total trade payments to tooling vendors during 2013 with respect to such deposits are less than the sum of the amounts disclosed on Schedule 7.06(b), Sellers shall be entitled to receive a disbursement from the Escrow Account equal to the difference of (i) the lesser of (A) the sum of the amounts disclosed on Schedule 7.06(b), and (B) $1,000,000, minus (ii) total trade payments to tooling vendors during 2013 with respect to such deposits.
(c)Cap on Disbursements. In no event shall the aggregate disbursements to Sellers under subsections (a) and (b) exceed $1,000,000, and in no event shall the aggregate disbursements to Buyer under subsections (a) and (b) exceed $1,200,000.
.Retro Workers Compensation Premium. For the period ending November 1, 2008 (the "Retro Period"), the Company's and its predecessor Albany-Chicago Company's workers compensation insurance was provided under Wausau Insurance Companies policies (the "Policies") held by CPL Industries, Inc. ("CPL").  The Policy has retrospective premium terms, and as a result, the Company may be assessed additional premiums or may be entitled to premium refunds with respect to coverage during the Retro Period.  From and after the Closing, the Sellers shall indemnify Buyer and the Company from any additional premiums assessed with respect to the policies.  Buyer shall provide the Seller Representative with prompt notice of receipt of any such assessment and Sellers shall promptly thereafter pay CPL directly the amount of the additional premium, providing evidence thereof to Buyer.  Within ten business days after receipt thereof, Buyer will cause the Company to pay to the Seller Representative on behalf of the Sellers the amount of any refund received with respect to the Policies.
.D&O Policy. With respect to any directors and officer (D&O) insurance policy or extended reporting period coverage purchased by the Company prior to the Closing or purchased by the Sellers, the Buyer not, and shall not cause the Company to, terminate, cancel or amend any such policy or coverage prior to the expiration date thereof.
8.Conditions Precedent to the Parties' Obligations.
.Conditions to Obligations of Each Party. The respective obligations of each Party to effect the purchase and sale contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:
(a)Regulatory Approvals. All actions, permits and approvals by or in respect of, and all registrations and filings with, any Governmental Authority that are required to permit the consummation of the transactions contemplated hereby, including all actions, permits, approvals, registrations and filings (including merger control clearances) necessary under any such regulatory Law, Order or administrative or judicial doctrine, shall have been taken, made or obtained and shall remain in full force and effect.
(b)No Injunctions or Regulatory Restraints. No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated, adopted, issued or enforced by any Governmental Authority that is then in effect and has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby.
(c)Legal Proceedings. No Governmental Authority shall have notified any Party to this Agreement that such Governmental Authority intends to commence proceedings to restrain or prohibit the transactions contemplated hereby or force rescission, unless such Governmental Authority shall have withdrawn such notice and abandoned any such proceedings prior to the time which otherwise would have been the Closing. There shall not be any reasonable likelihood that, as a result of any such proceeding, Sellers will not be able to retain a material portion of the Purchase Price. There shall be no Litigation or Claims pending or Threatened related to the Company or the Business.
.Additional Conditions to Obligations of Buyer. The obligations of Buyer to effect the purchase of the Units and the consummation of the other transactions contemplated by this Agreement are also subject to the satisfaction at or prior to the Closing of each of the following conditions:
(a)Consents and Waivers Obtained. All consents, waivers, assignments, approvals, authorizations, orders or certificates set forth on Schedule 3.03 (the "Required Consents") shall have been received or obtained by the Company and, if applicable, executed counterparts thereof shall have been delivered to Buyer.
(b)Other Documents to be Delivered by Sellers. At the Closing, the Sellers shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:
(i)A certificate signed by an officer of the Company dated the Closing Date certifying the Company's Organizational Documents and that such documents, except as hereinafter provided, have not been amended and remain in full force and effect; and that the Company's operating agreement and all amendments and any similar member agreement thereof has been terminated without further obligation or recourse, effective simultaneously with the Closing hereunder.
(ii)The Escrow Agreement, duly executed by the Seller Representative and the Escrow Agent.

(iii)A certificate of current status or good standing, as applicable, dated not more than ten (10) calendar days prior to the Closing Date, attesting to the good standing or active status of the Company as a limited liability company under the laws of the State of Wisconsin.
(iv)Resignations of each of the managers and officers of the Company, and trustees of any applicable Employee Benefits Plans, effective as of the Closing, in form and substance reasonably satisfactory to Buyer, duly executed by such persons.
(v)Releases of Encumbrances, mortgages and/or financing statements to reflect the termination of any Encumbrances (other than Permitted Encumbrances) against, any of the Company's assets and payoff letters from each secured party possessing any Encumbrance on any assets of the Company evidencing the authority to release such Encumbrances upon receipt of the payoff amount, in a form reasonably agreed to by Buyer.
(vi)A certificate signed by the Sellers Representative certifying the amount of Transaction Expenses as of the opening of business on the Closing Date, along with such supporting documentation as is reasonably requested by Buyer (the "Transaction Expense Certificate").
(vii)Non-Competition Agreements, between the Company and each of the Sellers, in form and substance reasonably acceptable to the applicable Seller and the Buyer (the "Noncompetition Agreements"), signed by the applicable Seller.
(viii)The original minute books, membership interest transfer records and similar organizational documents of the Company.
(ix)The Closing Statement, duly executed by each Seller and the Company.
(x)Each Seller shall have delivered to Buyer all certificates representing the Units, duly endorsed in blank for transfer or accompanied by unit powers duly endorsed in blank in proper form for transfer or, if the Units are not certificated, an Assignment of the Units in a form reasonably acceptable to Buyer.
(xi)All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement or otherwise necessary to effect the intent hereof and such other certificates of authority and documents as Buyer may reasonably request.
(xii)Such documents as the Buyer may reasonably require to evidence the repayment in full of the Debt listed on Schedule 2.03(d).
(xiii)A certificate signed by the Sellers Representative certifying the unanimous approval of all of the Sellers as members and all of the managers to this Agreement and Company Ancillary Agreement and the transactions contemplated hereunder.
.Additional Conditions to Obligations of Sellers. The obligations of Sellers to effect the sale of the Units and the consummation of the other transactions contemplated by this Agreement are also subject to the satisfaction at or prior to the Closing of each of the following conditions:
(a)Payment of Amounts. Buyer shall, all in accordance with the Closing Statement, have (i) deposited with the Escrow Agent the Escrow Amount in cash by wire transfer of immediately available funds to the account designated by the Escrow Agent and (ii) paid to Sellers the Closing Cash Payment in accordance with Section 2.03(c)(iii), and the Debt and the Transactions Expenses, as applicable, in accordance with Sections 2.03(c) and (d).
(b)Other Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver to the Company the following documents, in each case duly executed or otherwise in proper form:
(i)A certificate signed by an appropriate officer of Buyer dated the Closing Date certifying the resolutions duly adopted by the Board of Directors of Buyer approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions have not been amended and remain in full force and effect.
(ii)The Escrow Agreement, duly executed by Buyer and the Escrow Agent.
(iii)The Closing Statement, duly executed by Buyer.
(iv)The Noncompetition Agreements, signed by the Company.

(v)All other documents, instruments or writings required to be delivered to Sellers at or prior to the Closing pursuant to this Agreement or otherwise necessary to effect the intent hereof and such other certificates of authority and documents as the Seller Representative may reasonably request.
9.Seller Representative.
.Appointment of Seller Representative. Each Seller hereby irrevocably appoints Michael W. Altschaefl, as his true and lawful attorney-in-fact and agent (the "Seller Representative"), with full power of substitution or resubstitution, to act exclusively for and on behalf of such Seller with respect to all matters arising in connection with this Agreement, in accordance with the terms and provisions of this Agreement, including in connection with any amounts payable in connection with this Agreement and to act on behalf of such Seller in any litigation or arbitration involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents (including, without limitation, the Escrow Agreement) as the Seller Representative shall deem necessary or appropriate in connection with the transactions contemplated hereby, including the power:
(a)to act for such Seller with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity Claim on behalf of such Seller;
(b)to act for such Seller with regard to matters pertaining to litigation;
(c)to execute and deliver all documents in connection with the transactions contemplated hereby or amendments thereto that the Seller Representative deems necessary or appropriate;
(d)to receive funds, make payments of funds, and give receipts for funds;
(e)to receive funds for the payment of expenses of such Seller and apply such funds in payment for such expenses;
(f)to do or refrain from doing any further act or deed on behalf of such Seller that the Seller Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as such Seller could do if personally present; and
(g)to receive service of process in connection with any Claims under this Agreement.
.Irrevocable Appointment of Seller Representative. The appointment of the Seller Representative shall be deemed coupled with an interest and shall be irrevocable, and Buyer and any other person may conclusively and absolutely rely, without inquiry, upon any action of the Seller Representative in all matters referred to herein. Any action taken by the Seller Representative must be in writing and must be signed by the Seller Representative then serving in such capacity. All notices required to be made or delivered by Buyer to the Sellers described above shall be made to the Seller Representative for the benefit of such Seller and shall discharge in full all notice requirements of Buyer to such Seller with respect thereto. By their appointment of the Seller Representative, Sellers thereby confirm all that the Seller Representative shall do or cause to be done by virtue of its appointment as the representative of Sellers hereunder. The Seller Representative shall act for Sellers on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of Sellers and consistent with the obligations of Sellers under this Agreement, but the Seller Representative shall not be responsible to any Seller for any damages which Sellers may suffer by the performance of the Seller Representative's duties under this Agreement, other than damages arising from willful violation of applicable Law or willful misconduct in the performance of such duties under this Agreement. The Seller Representative shall not have any duties or responsibilities except those expressly set forth in this Agreement, and no implied covenants, functions, responsibilities, duties or Liabilities shall be read into this Agreement or shall otherwise exist against the Seller Representative.
.Successor Seller Representative. In the event that the Seller Representative is unable to serve as the Seller Representative or resigns from his position as Seller Representative, the Sellers shall appoint a replacement Seller Representative by approval of the former holders of a majority of the outstanding Units as of immediately prior to the Closing, which replacement Seller Representative shall be deemed to be the Seller Representative for all purposes of this Agreement.
.Reliance by Seller Representative. The Seller Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by any Seller, Buyer or any other evidence deemed by the Seller Representative to be reliable, and the Seller Representative shall be entitled to act on the advice of counsel selected by them. The Seller Representative shall be fully justified in failing or refusing to take any action under this Agreement unless it shall have received such advice or concurrence of any Seller as it deems appropriate or it shall have been expressly indemnified to its satisfaction by Sellers (severally as to each Seller only and not jointly as to or with any other Seller) against any and all Liability and expense that the Seller Representative may incur by reason of taking or continuing to take any such action. The Seller Representative shall in all cases be fully protected in acting, or refraining from acting, under this Agreement in accordance with a request of Sellers, and such request, and any action taken or failure to act pursuant thereto, shall be binding upon all Sellers.
10.Indemnification.
.Indemnification by Sellers. Subject to the limitations and expiration dates contained in this Section 10, if any, (specifically including the provisions of Section 10.05 and 10.06), from and after the Closing, each Seller shall, jointly and severally from the Escrow Amount, and after full distribution of the Escrow Amount, to the extent provided herein, each Seller shall jointly and severally (except for Michael T. Pepke, whose obligations shall be several, and not joint, up to his Pro Rata Share of any Losses), indemnify and hold harmless Buyer and its respective officers, directors, employees, owners, agents, Affiliates and their respective successors and assigns (collectively, the "Buyer Indemnified Parties") from, against and in respect of all Losses suffered, sustained, incurred or paid by the Buyer Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:
(a)any inaccuracy in or breach of any representation or warranty of Sellers or Company contained in or made pursuant to Section 3 of this Agreement, including in the Disclosure Schedule;
(b)any breach or nonperformance by any Seller of any covenant, undertaking, or agreement to be performed or observed by a Seller contained in or made pursuant to this Agreement.
(c)any Transaction Expenses incurred or payable by the Company that are not reflected on the Transaction Expense Certificate and that are payable or paid by Buyer or the Company on or after the Closing;
(d)any Debt in excess of the amount included in the Final Debt Amount;
(e)notwithstanding any Knowledge qualifiers contained in any representations and warranties of the Sellers and the Company hereunder, any Liability or obligation for (i) any income Taxes imposed on the Company with respect to any pre-Closing Tax period and the portion of any Straddle Period through and ending on the Closing Date, (ii) any Taxes of any member of an Affiliated, consolidated combined or unitary group of which the Company was a member prior to the Closing, for which the Company is liable pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation, (iii) any income Taxes of any Person (other than the Company) imposed on the Company as a transferee, successor or by Contract, when the events giving rise to such Taxes and to the Company's liability for such Taxes occurred prior to the Closing, (iv)  any Taxes imposed upon any income or gain recognized by the Sellers or the Company with respect to the sale and purchase of the Units pursuant to the provisions of this Agreement, and (v)  any Transfer Taxes under Wisconsin, federal or local Laws; and
(f)any brokerage or finders' fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any Person with a Seller or the Company (or any Person acting on their behalf), in connection with the transactions contemplated herein.
.Indemnification by Buyer. Subject to the limitations and expiration dates contained in this Section 10 (specifically including the provisions of Section 10.05) from and after the Closing, Buyer shall indemnify and hold harmless Sellers and each of their officers, directors, employees, owners, agents, Affiliates and their successors and assigns (collectively, the "Seller Indemnified Parties") from, against and in respect of all Losses suffered, sustained, incurred or paid by the Seller Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:
(a)any inaccuracy in or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement;

(b)any breach or nonperformance by Buyer (or the Company after the Closing) of any covenant or agreement to be performed or observed by Buyer (or the Company after the Closing Date) contained in or made pursuant to this Agreement; and
(c)any brokerage or finders' fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any Person with Buyer (or any Person acting on its behalf) in connection with the transactions contemplated hereby.
.Procedure.
(a)Claims Among the Parties. Following the discovery of any facts or conditions which could reasonably be expected to give rise to a Claim for Losses hereunder, the party seeking indemnification under this Agreement (the "Indemnified Party") shall, within thirty (30) days thereafter, provide written notice to the party from whom indemnification is sought (the "Indemnifying Party"), specifying the factual basis of the Claim in reasonable detail to the extent then known by the party seeking indemnification.
(b)Third Party Claims. The following provisions shall apply to any Claim for Losses subject to indemnification under this Agreement that is a Proceeding filed or instituted by, or the making of any Claim or demand by, any third party, including any Governmental Authority (a "Third Party Claim"):
(i)The Indemnified Party or Parties shall give the Indemnifying Party or Parties prompt written notice of the Third Party Claim.
(ii)The Indemnifying Party may undertake and control the defense, compromise and/or settlement of the Third Party Claim, by representatives chosen by the Indemnifying Party and reasonably acceptable to the Indemnified Party. The Indemnifying Party's defense of the Third Party Claim shall not in and of itself constitute an admission that it has an indemnification obligation hereunder with respect to the Third Party Claim. If the Indemnifying Party undertakes the defense of the Third Party Claim, then the Indemnified Party shall have the right to participate in the defense of the Third Party Claim at its own expense. So long as the Indemnifying Party is defending the Third Party Claim actively and in good faith pursuant to this Section 10.03(b)(ii), the Indemnified Party (A) shall not compromise or settle, or consent to the entry of a judgment with respect to, the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned) and (B) shall provide the Indemnifying Party with reasonable cooperation in the defense of the Third Party Claim. If the Indemnifying Party passes on the opportunity to control the defense of the Third Party Claim, and the Indemnified Party undertakes and controls the defense of the Third Party Claim pursuant to Section 10.03(c), it shall not compromise or settle, or consent to the entry of a judgment with respect to, the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned).
(c)Defense of Claim. If the Indemnifying Party, within a reasonable time after notice of the Third Party Claim, fails to defend the Third Party Claim actively and in good faith as described in Section 10.03(b)(ii), then the Indemnified Party shall have the right to undertake the defense, compromise or settlement of the Third Party Claim on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise or settlement.
(d)Conflicts. Notwithstanding anything to the contrary in this Section 10, (i) if there is a reasonable probability that any Third Party Claim may adversely affect the Indemnified Party other than as a result of money damages or other money payments or, with respect to Claims for Losses hereunder by a Buyer Indemnified Party, if any Third Party Claim is reasonably likely to result in an amount of Claims for Losses hereunder involving money damages or other money payments in an aggregate amount that exceeds the Escrow Amount then held in the Escrow Account, then the Indemnified Party (and not the Indemnifying Party) shall have the right to undertake and control the defense, compromise and/or settlement of such Third Party Claim and (ii) the Indemnifying Party shall not settle or compromise, or consent to the entry of judgment with respect to, any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned). In such circumstances, if the

Indemnified Party undertakes and controls the defense of the Third Party Claim, it shall not compromise or settle, or consent to the entry of a judgment with respect to, the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned).
.Payment. Subject to Section 10.06, the Indemnifying Party shall promptly pay (or cause the Escrow Agent to pay in connection with a Claim for Losses hereunder by a Buyer Indemnified Party that is to be satisfied from the Escrow Account) the Indemnified Party any amount finally determined to be due under this Section 10. Upon judgment, determination, settlement or compromise of any Third Party Claim, the Indemnifying Party shall pay (or cause the Escrow Agent to pay in connection with a Claim for Losses hereunder by a Buyer Indemnified Party that is to be satisfied from the Escrow Account) promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Losses of the Indemnified Party with respect thereto, unless, in the case of a judgment, a timely and valid appeal is made in good faith from the judgment, in each case subject to the limitations and conditions contained in this Section 10.
.Limitations on Indemnification. Except in the case of intentional fraud, as to which Claims may be brought without limitation as to time, amount, cap, deductible or Escrow Amount:
(a)Survival Period. No Claim or action shall be brought by any of the Buyer Indemnified Parties under this Section 10 for breach of a representation or warranty after the date that is eighteen (18) months after the date of this Agreement (the "Survival Period Expiration Date"). Notwithstanding the foregoing or any other provision of this Agreement:
(i)Any Claim or action brought by any of the Buyer Indemnified Parties for breach of any representation of warranty made in or pursuant to Sections 3.12(a) (Title to Assets) or 4.03 (Title to Units) may be brought without limitation as to time.
(ii)To the extent a statute of limitations applies, a Claim or action brought by any of the Buyer Indemnified Parties for breach of any representation or warranty made in or pursuant to Sections 3.01(a) (Organization and Qualification - The Company), 3.01(b) (Organization and Qualification - Company Subsidiaries), 3.01(c) (Good Standing, Wisconsin), 3.01(e) (Authorization), 3.02 (Capitalization), 3.14 (Taxes), 4.01 (Power and Authority), 4.02 (Validity), (collectively with the representations and warranties made pursuant to Sections 3.12(a) (Title to Assets) and 4.03 (Title to Units), the "Fundamental Representations") or intentional fraud may be brought until the date that is thirty (30) days after the expiration of all applicable statutes of limitation under federal or state Laws related thereto (including extensions or waivers thereof).
(iii)A Claim or action brought by any of the Buyer Indemnified Parties for breach of any representation or warranty made in or pursuant to Sections 3.11 (Employee Benefits) or 3.13 (Environmental Matters), may be brought until the date that is thirty-six (36) months after the date of this Agreement.
(iv)Any Claim or action brought by any of the Buyer Indemnified Parties by providing the Indemnifying Party with written notice of an alleged breach of a representation or warranty prior to the expiration of the survival period for such Claim or action shall be preserved despite the subsequent expiration of such survival period.
(b)Deductible. Except with respect to Claims for breaches of the Fundamental Representations or any Claim pursuant to Sections 10.01(b), (c), (d), (e) or (f) (as to which the limitations in this Section 10.05(b) shall not apply), the Buyer Indemnified Parties shall not be entitled to indemnification under this Section 10 for breaches of representations and/or warranties unless the aggregate amount of the Indemnifying Party's indemnification obligations under this Section 10 for breaches of representations and/or warranties (but for this Section 10.05(b)) exceeds $500,000 (the "Deductible"), in which event the Indemnifying Party shall be responsible only for Losses exceeding the Deductible.

(c)Cap. Except with respect to Claims for breaches of the Fundamental Representations or any Claim pursuant to Sections 10.01(b), (c), (d), (e) or (f) (as to which the limitations in this Section 10.05(c) shall not apply), the aggregate amount of all Losses paid by the Indemnifying Parties under this Section 10 shall not exceed Eight Million and 00/100 Dollars ($8,000,000).
(d)Escrow Amount. Subject to the other limitations contained in this Section 10, the Buyer Indemnified Parties' initial source of indemnification payments hereunder (except with respect to Section 10.06) shall be from the Escrow Amount (until the entire Escrow Amount has been made subject to a Claim or Claims in accordance with the Escrow Agreement or disbursed in accordance with Section 7.06 of this Agreement); provided, however, that, following the full Escrow Amount having been made subject to a good faith Claim or Claims or distributed in accordance with Section 7.06 of this Agreement or the terms of the Escrow Agreement, the Buyer Indemnified Parties may seek recourse directly from any Seller, jointly and severally (except for Michael T. Pepke, who shall only be severally liable up to his Pro Rata Share of any Losses), such that each Seller (other than Michael T. Pepke) is liable for, subject to any limitations contained herein, if any, all Losses.
(e)Further Limitations. The Buyer Indemnified Parties shall not be entitled to indemnification under this Agreement:
(i)in connection with any Losses related to a Claim for indemnification hereunder with respect to which the Buyer Indemnified Party has an uncontested Claim, right of indemnification or right of set off against any third party, unless the Buyer Indemnified Party assigns such Claim, right of indemnification or right of set off against such third party to the Seller Representative on behalf of Sellers;
(ii)to the extent of the value of any net Tax benefit actually realized by Buyer or the Company after the Closing in connection with the Loss which forms the basis of the Claim for indemnification hereunder by the Buyer Indemnified Party, as determined pursuant to Section 10.05(f);
(iii)to the extent of any net insurance proceeds actually received by the Buyer Indemnified Party in connection with the facts giving rise to such indemnification, as determined pursuant to Section 10.05(g) below; and
(iv)to the extent amounts related to the Claims for Losses of the Buyer Indemnified Parties are included and taken into account in the Closing Balance Sheet or the calculation of the Final Closing Net Working Capital, the Final Cash Amount or the Final Debt Amount.
(f)Tax Benefit. The amount of any indemnity provided in this Agreement shall be reduced (but not below zero) by the amount of any reduction in Taxes paid or payable by any Buyer Indemnified Party or the Company (after the Closing) as a result of the Losses giving rise to such indemnity Claim. If the indemnity amount is paid prior to the Buyer Indemnified Parties or the Company (after the Closing) realizing a reduction in Taxes in connection with the Claims giving rise to such payment, and the Buyer Indemnified Parties or the Company (after the Closing) subsequently realize such reduction in Taxes, then the Buyer Indemnified Parties shall pay to or at the direction of the Seller Representative (on behalf of Sellers) the amount of such reduction in Taxes (but not in excess of the indemnification payment or payments actually received with respect to such Claims). For purposes of the preceding two sentences, the Buyer Indemnified Parties or the Company (after the Closing) shall be deemed to have realized a reduction in Taxes with respect to a taxable year if, and to the extent that, the Buyer Indemnified Parties' or the Company's (after the Closing) cumulative liability for Taxes from the Closing Date through the end of such taxable year, calculated by excluding any Tax items attributable to the Losses from all taxable years and excluding any amounts received by the Buyer Indemnified Parties from Sellers for indemnification for such Losses, exceeds the Buyer Indemnified Parties' or the Company's (after the Closing) actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the amount of the Losses for all taxable years (to the extent permitted by relevant Tax law and treating such Tax items as the last items claimed for any taxable year).
(g)Insurance Proceeds. The amount of any indemnity provided in this Agreement shall be computed net of any insurance proceeds actually received by a Buyer Indemnified Party in connection with or as a result of any Claim giving rise to an indemnification Claim hereunder. If the indemnity amount is paid prior to the Buyer Indemnified Party's actual receipt of insurance proceeds related thereto, Buyer shall assign its right to such insurance and allow the Seller Representative to pursue collection of such insurance proceeds. In addition, if a Buyer Indemnified Party subsequently receives such insurance proceeds, then the Buyer Indemnified Party shall promptly pay to or at the direction of the Seller Representative (on behalf of Sellers) the amount of insurance proceeds subsequently received (net of all related costs, expenses and other Losses), but not more, in the aggregate, than the indemnity amount paid by Sellers. Sellers' obligation to pay an indemnification Claim pursuant to this Agreement in any instance in which insurance is reasonably available to cover the events and circumstances giving rise to the indemnification Claim is subject to the Buyer Indemnified Party first filing a Claim under the applicable insurance policy(ies). Insurance proceeds or coverage are not limited by any cap under this Agreement.
(h)Certain Damages. Sellers shall not have any liability under any provision of this Agreement for, and the amount of the Losses shall not include, any consequential, indirect, special, punitive, exemplary or other similar damages, other than compensatory damages; provided, however, that the limitations set forth in this Section 10.05(h) shall not prevent any Buyer Indemnified Party from being indemnified for all components of awards against such Buyer Indemnified Party in any Third Party Claims, including consequential, indirect, special, punitive, exemplary and other similar damages.
.Indemnification by Sellers for Breaches of Representations and Warranties in Section 4. From and after the Closing, subject to the other terms and conditions of this Section 10, each Seller (solely on such Seller's own behalf and not for or on behalf of any other Seller) shall indemnify the Buyer Indemnified Parties and hold them harmless from and against any and all Losses suffered or incurred by the Buyer Indemnified Parties to the extent arising from any breach by such Seller of any of the representations and warranties made by such Seller in Section 4; provided, however, in no event shall a Seller be liable for indemnification under all provisions of this Section 10 in excess of the amount of the Purchase Price actually paid or that becomes payable to such Seller, except for any Claim or action brought by any of the Buyer Indemnified Parties for breach of any representation of warranty made in or pursuant to Sections 3.12(a) (Title to Assets) or 4.03 (Title to Units) for which liability shall not be limited. No Seller shall be liable, under this Section 10.06 or otherwise, for any breach by any other Seller of any of the representations and warranties made by any other Seller in Section 4. By way of clarification, the Escrow Amount may as reasonably determined by the Buyer, serve as the Buyer Indemnified Parties' source of indemnification payments hereunder for a breach of any of the representations and warranties of any Seller contained in Section 4, and also, the Buyer Indemnified Party(ies) may pursue indemnification directly against and from the applicable Seller.
.Exclusive Remedy. Except as expressly provided in this Agreement or in the event of intentional fraud, after the Closing, Sellers shall have no obligation or liability to the Buyer Indemnified Parties and the Buyer Indemnified Parties and the Company (after the Closing) shall have no Claim or recourse against Sellers arising out of or in connection with this Agreement and/or the transactions contemplated by this Agreement, it being understood and agreed by the Parties that the remedies provided for in this Agreement shall be the sole and exclusive remedies for any such Claim for any such matters, whether such Claims are framed in contract, tort, violation of law (including securities laws) or otherwise.
11.Miscellaneous.
.Disclosure Schedules. The Sellers have prepared the schedules attached to this Agreement (individually, a "Schedule" and collectively, the "Disclosure Schedule"), and delivered them to Buyer on the date hereof. Any fact or item disclosed on any Schedule shall be deemed disclosed on all other Schedules to which an appropriate cross reference is made or in all other Schedules where it is reasonably apparent on its face that such disclosure applies to such other Schedules of the Disclosure Schedule. The Disclosure Schedule shall qualify the representations and warranties set forth in this Agreement and/or set forth other information required by this Agreement but shall not otherwise vary, change or alter the language of the representations and warranties contained in this Agreement. The inclusion of any item on any Schedule shall not constitute an admission that a violation, right of termination, default, liability or other obligation of any kind exists with respect to such item (except to the extent such item is specifically listed in response to a representation or warranty to such effect in this Agreement), but rather is intended only to qualify certain representations and warranties in this Agreement and/or to set forth other information required by this Agreement.
.Notices. All notices, requests, demands and other communications under this Agreement shall be given in writing and shall be personally delivered; sent by facsimile or e-mail transmission; or sent by registered or certified U.S. mail, return receipt requested and postage prepaid; or by private overnight mail courier service, as follows:

(a)    If to Buyer, to:
Shiloh Die Cast LLC
c/o Shiloh Industries, Inc.
880 Steel Drive
Valley City, Ohio 44280
Attn: Ramzi Hermiz, President and Chief Executive Officer
Telephone: (330) 558-2615
Fax: (330) 558-2670
E-Mail Address: rhermiz@shiloh.com

With a copy to:
Wegman, Hessler & Vanderburg
6055 Rockside Woods Boulevard, Suite 200
Cleveland, Ohio 44131
Attn: Steven E. Pryatel, Esq.
Telephone: (216) 642-3342
Fax: (216) 642-8826
E-mail Address: sepryatel@wegmanlaw.com

(b)    If to Seller Representative, to:
Michael W. Altschaefl
36010 S. Beach Road
Oconomowoc, WI 53066
E-Mail Address: mike.altschaefl@gmail.com

With a copy to:
Reinhart Boerner Van Deuren s.c.
1000 North Water Street, Suite 1700
Milwaukee, WI 53202
Attention: Albert S. Orr, Esq.
Facsimile: 414-298-8097
E-mail: aorr@reinhartlaw.com

or to such other person or address as any Party shall have specified by notice in writing to the other Parties. If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by facsimile or e-mail transmission, such communication shall be deemed delivered the day of the transmission or, if the transmission is not made on a Business Day before 5:00 p.m. (Eastern Time) at the place of receipt, the first Business Day after transmission (and sender shall bear the burden of proof of delivery); if sent by U.S. mail, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal; and if sent by overnight courier, such communication shall be deemed delivered upon receipt.
.Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
.Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.
.Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto), constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings (including the Confidentiality and Non-Disclosure Agreement entered into between the parties on September 28, 2012 and the letter of intent entered into between the parties on December 12, 2012), both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder. There have been and are no representations, warranties or covenants among the Parties other than those set forth or provided for in this Agreement.
.Assignment. None of the Parties may assign, transfer or otherwise encumber this Agreement or its rights or obligations hereunder, in whole or in part, whether voluntarily or by operation of Law, without the prior written consent of the other Parties, and any attempted assignment without such consent shall be void and without legal effect; provided, however, that Buyer may assign this Agreement to any Affiliate of Buyer without the prior consent of the Company; provided, further, that (i) no assignment shall limit the assignor's obligations hereunder, and (ii) as a condition of any such assignment by Buyer to an Affiliate, Buyer shall execute an unconditional guarantee, in favor of the Sellers, of the obligations of the assignee under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.
.Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement, except for the provisions of Section 10 which are intended to be for the benefit of the Persons referred to therein and may be enforced by such Persons following the Closing.
.Expenses. Except as otherwise provided herein, whether or not the Closing is consummated, all fees and expenses incurred (or required under applicable Law to be incurred/paid) by any Party in connection with this Agreement and the transactions contemplated hereby shall be borne and paid solely and entirely by the Party or Parties, as applicable, incurring such expenses.
.Governing Law. This Agreement shall be governed by the laws of the State of Wisconsin, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.
.Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
.Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Signatures delivered by facsimile or by e-mail in portable document format ("pdf") shall be binding for all purposes hereof.

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IN WITNESS WHEREOF, the parties have executed this Membership Interest Purchase Agreement effective as of the date first set forth above.

BUYER: SHILOH DIE CAST LLC Bys/ Ramzi Hermiz (signature) President (title) Ramzi Hermiz (print name)
SELLERS:

/s/ Michael W. Altschaefl
Michael W. Altschaefl

/s/ Jay S. Jensen
Jay S. Jensen

MWA INVESTMENTS, INC.

By /s/ Michael W. Altschaefl, President
Michael W. Altschaefl, President

/s/ Mary K. Altschaefl
Mary K. Altschaefl

ALTSCHAEFL 2008 IRREVOCABLE TRUST

By /s/ Michael T. Pepke, Trustee
Michael T. Pepke, Trustee

/s/ Michael T. Pepke
Michael T. Pepke